Exhibit 99.2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2021

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ___________ to ___________

Commission File Number: 001-38341

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2126573
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska 99503-6091

(Address of principal executive offices) (Zip Code)

(907) 297-3000

(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	ALSK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒      No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☒      No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒   Non-accelerated filer ☐    Smaller reporting company ☒    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐      No ☒

As of April 30, 2021, there were outstanding 54,273,804 shares of Common Stock, $.01 par value, of the registrant.

PART I.	FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands Except Per Share Amounts)

	March 31,	December 31,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$22,114	$19,644
Restricted cash	1,326	1,326
Short-term investments	434	434
Accounts receivable, net of allowance of $4,290 and $4,060	40,284	41,893
Materials and supplies	9,093	7,624
Prepayments and other current assets	7,217	6,404
Total current assets	80,468	77,325

Property, plant and equipment	1,457,458	1,452,943
Less: accumulated depreciation and amortization	(1,070,449)	(1,062,027)
Property, plant and equipment, net	387,009	390,916

Operating lease right of use assets	88,135	89,821
Other assets	11,873	11,370
Total assets	$567,485	$569,432

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term obligations	$9,071	$9,067
Accounts payable, accrued and other current liabilities	51,355	49,700
Operating lease liabilities - current	3,276	3,392
Total current liabilities	63,702	62,159

Long-term obligations, net of current portion	157,630	159,641
Deferred income taxes	6,109	5,846
Operating lease liabilities - noncurrent	79,631	81,103
Other long-term liabilities, net of current portion	93,821	94,764
Total liabilities	400,893	403,513
Commitments and contingencies
Alaska Communications stockholders' equity:
Common stock, $.01 par value; 145,000 authorized; 55,274 issued and 54,274 outstanding at March 31, 2021; 54,875 issued and 53,875 outstanding at December 31, 2020	553	549
Treasury stock, 1,000 shares at cost	(1,812)	(1,812)
Additional paid in capital	163,038	163,317
Retained earnings	10,048	9,442
Accumulated other comprehensive loss	(5,976)	(6,340)
Total Alaska Communications stockholders' equity	165,851	165,156
Noncontrolling interest	741	763
Total stockholders' equity	166,592	165,919
Total liabilities and stockholders' equity	$567,485	$569,432

See Notes to Condensed Consolidated Financial Statements

3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended
	March 31,
	2021	2020
Operating revenues	$60,668	$58,266

Operating expenses:
Cost of services and sales (excluding depreciation and amortization)	27,366	27,114
Selling, general and administrative	18,289	15,394
Transaction and termination costs	923	-
Depreciation and amortization	11,048	9,840
Loss on disposal of assets, net	84	86
Total operating expenses	57,710	52,434

Operating income	2,958	5,832

Other income and (expense):
Interest expense	(2,652)	(2,959)
Interest income	3	75
Other income, net	393	381
Total other income and (expense)	(2,256)	(2,503)

Income before income tax expense	702	3,329

Income tax expense	(118)	(960)

Net income	584	2,369

Less net loss attributable to noncontrolling interest	(22)	(18)

Net income attributable to Alaska Communications	606	2,387

Other comprehensive income (loss):
Minimum pension liability adjustment	65	68
Income tax effect	(18)	(19)
Amortization of defined benefit plan loss	(26)	(33)
Income tax effect	7	9
Interest rate swap marked to fair value	(27)	(2,878)
Income tax effect	8	818
Reclassification to interest expense	496	-
Income tax effect	(141)	-
Total other comprehensive income (loss)	364	(2,035)

Total comprehensive income attributable to Alaska Communications	970	352

Net loss attributable to noncontrolling interest	(22)	(18)
Total other comprehensive income attributable to noncontrolling interest	-	-
Total comprehensive loss attributable to noncontrolling interest	(22)	(18)

Total comprehensive income	$948	$334

Net income per share attributable to Alaska Communications:
Basic	$0.01	$0.04
Diluted	$0.01	$0.04

Weighted average shares outstanding:
Basic	54,145	53,186
Diluted	54,872	54,237

See Notes to Condensed Consolidated Financial Statements

4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended
	March 31,
	2021	2020
Number of Common Shares Issued and Outstanding
Balance at beginning of period	53,875	53,085
Issuance of common stock pursuant to stock plans, $.01 par	399	476
Balance at end of period	54,274	53,561

Total Stockholders' Equity - Beginning Balance	$165,919	$173,509

Common Stock
Balance at beginning of period	549	541
Issuance of common stock pursuant to stock plans, $.01 par	4	5
Balance at end of period	553	546

Treasury Stock
Balance at beginning and end of period	(1,812)	(1,812)

Additional Paid In Capital
Balance at beginning of period	163,317	161,844
Stock-based compensation	389	309
Surrender of shares to cover minimum withholding taxes on stock-based compensation	(664)	(439)
Issuance of common stock pursuant to stock plans, $.01 par	(4)	(5)
Balance at end of period	163,038	161,709

Retained Earnings
Balance at beginning of period	9,442	15,367
Net income attributable to Alaska Communications	606	2,387
Cash dividends declared, $0.09 per common share	-	(4,852)
Balance at end of period	10,048	12,902

Accumulated Other Comprehensive Loss
Balance at beginning of period	(6,340)	(3,277)
Other comprehensive income (loss)	364	(2,035)
Balance at end of period	(5,976)	(5,312)

Noncontrolling Interest
Balance at beginning of period	763	846
Net loss attributable to noncontrolling interest	(22)	(18)
Balance at end of period	741	828

Total Stockholders' Equity - Ending Balance	$166,592	$168,861

See Notes to Condensed Consolidated Financial Statements

5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, In Thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$584	$2,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,048	9,840
Loss on disposal of assets, net	84	86
Amortization of debt issuance costs and debt discount	258	350
Amortization of deferred capacity revenue	(1,741)	(1,360)
Stock-based compensation	389	309
Deferred income tax expense	118	954
Charge (credit) for uncollectible accounts	396	(229)
Amortization of right-of-use assets	836	578
Other non-cash income, net	(27)	(33)
Changes in operating assets and liabilities	4,765	9,498
Net cash provided by operating activities	16,710	22,362

Cash Flows from Investing Activities:
Capital expenditures	(6,902)	(7,463)
Capitalized interest	(161)	(316)
Change in unsettled capital expenditures	(4,248)	(3,759)
Net cash used by investing activities	(11,311)	(11,538)

Cash Flows from Financing Activities:
Repayments of long-term debt	(2,265)	(3,240)
Payment of withholding taxes on stock-based compensation	(664)	(439)
Net cash used by financing activities	(2,929)	(3,679)

Change in cash, cash equivalents and restricted cash	2,470	7,145
Cash, cash equivalents and restricted cash, beginning of period	20,970	27,993

Cash, cash equivalents and restricted cash, end of period	$23,440	$35,138

Supplemental Cash Flow Data:
Interest paid	$2,544	$2,919
Income taxes refunded	$(349)	$-

See Notes to Condensed Consolidated Financial Statements

6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Alaska Communications Systems Group, Inc. (“we”, “our”, “us”, the “Company” and “Alaska Communications”), a Delaware corporation, through its operating subsidiaries, provides broadband telecommunication and managed information technology (“IT”) services to customers in the State of Alaska and beyond using its statewide and interstate telecommunications network.

The accompanying unaudited condensed consolidated financial statements represent the consolidated financial position, comprehensive income, stockholders’ equity and cash flows of Alaska Communications Systems Group, Inc. and the following wholly-owned subsidiaries.

•	Alaska Communications Systems	•	Crest Communications Corporation
	Holdings, Inc. ("ACS Holdings")	•	WCI Cable, Inc.
•	ACS of Alaska, LLC (“ACSAK”)	•	WCIC Hillsboro, LLC
•	ACS of the Northland, LLC (“ACSN”)	•	Alaska Northstar Communications, LLC
•	ACS of Fairbanks, LLC (“ACSF”)	•	WCI LightPoint, LLC
•	ACS of Anchorage, LLC (“ACSA”)	•	WorldNet Communications, Inc.
•	ACS Wireless, Inc. ("ACSW")	•	Alaska Fiber Star, LLC
•	ACS Long Distance, LLC	•	TekMate, LLC
•	Alaska Communications Internet, LLC (“ACSI”)
•	ACS Messaging, Inc.
•	ACS Cable Systems, LLC (“ACSC”)

In addition to the wholly-owned subsidiaries, the Company has a fifty percent controlling interest in ACS-Quintillion JV, LLC (“AQ-JV”), a joint venture formed by its wholly-owned subsidiary ACSC and Quintillion Holdings, LLC (“QHL”) in connection with the North Slope fiber optic network. See Note 17 “Joint Venture” for additional information.

Merger Agreement

On December 31, 2020, the Company entered into a definitive agreement to be acquired by a newly formed entity owned by ATN International, Inc. and Freedom 3 Investments IV, LP, a fund advised by Freedom 3 Capital, LLC. See Note 2 “Merger Agreement.”

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and notes included in this Quarterly Report on Form 10-Q have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Certain information and note disclosures normally included in financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the SEC. The Company believes the disclosures made are adequate to make the information presented not misleading.

The Company consolidates the financial results of the AQ-JV based on its determination that, for accounting purposes, it holds a controlling financial interest in the joint venture and is the primary beneficiary of this variable interest entity. The Company has accounted for and reported QHL’s fifty percent ownership interest in the joint venture as a noncontrolling interest.

Other than as described in the notes to the consolidated financial statements, as of the date of the accompanying consolidated financial statements, the COVID-19 pandemic has not had a material effect on the Company’s accounting policies, financial statements and disclosures.

7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

In the opinion of management, the unaudited condensed consolidated financial statements contain all normal, recurring adjustments necessary to present fairly the consolidated financial position, comprehensive income, stockholders’ equity and cash flows for all periods presented. Comprehensive income for the three-month period ended March 31, 2021, is not necessarily indicative of comprehensive income which might be expected for the entire year or any other interim periods. The balance sheet at December 31, 2020 has been derived from the audited financial statements as of that date but does not include all information and notes required by GAAP for complete financial statements. Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and the accompanying notes, including estimates of operating revenues, probable losses and expenses. Actual results could differ materially from those estimates.

Recently Adopted Accounting Pronouncements

Effective in 2021, the Company adopted Accounting Standards Update (“ASU”) No. 2019-12, “Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes” (“ASU 2019-12”) on a prospective basis. The amendments in ASU 2019-12 remove certain exceptions to the general principals of Topic 740 and improve and simplify other areas of Topic 740. Adoption of ASU 2019-12 did not have a material effect on the Company’s financial statements and related disclosures.

Accounting Pronouncements Issued Not Yet Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). The amendments in ASU 2016-13, and subsequent amendments, introduce a forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. ASU 2016-13 is effective for the Company’s 2023 fiscal year and early adoption is permitted. Adoption on a modified-retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption is required. The Company is evaluating the effect ASU 2016-13 and subsequent updates will have on its financial statements and related disclosures.

2.	MERGER AGREEMENT

On December 31, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project 8 Buyer, LLC (“Parent”), and Project 8 MergerSub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company will be acquired by ATN International, Inc. and Freedom 3 Investments IV, LP, a fund advised by Freedom 3 Capital, LLC. On December 31, 2020, the Company also terminated the previously announced merger agreement pursuant to which the Company would be acquired by an affiliate of Macquarie Capital (USA) and GCM Grosvenor through its Labor Impact Fund (the “Terminated Agreement”).

On the terms, and subject to the conditions, of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent. As a result of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by (i) the Company (or a wholly-owned subsidiary that is disregarded for tax purposes), Parent or Merger Sub and (ii) stockholders of the Company who have validly exercised and perfected their appraisal rights under Delaware law) will be converted at the Effective Time into the right to receive $3.40 in cash, without interest, subject to any applicable withholding taxes (the “Merger Consideration”).

8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

Consummation of the Merger is subject to certain closing conditions, including, without limitation, (i) approval of the Merger by the Company’s stockholders, (ii) absence of certain legal impediments, (iii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iv) receipt of regulatory approvals from the Federal Communications Commission (the “FCC”) (and, if required as a precondition for FCC approval, the Committee for the Assessment of Foreign Participation in the U.S. Telecommunications Services Sector) and from the Regulatory Commission of Alaska (the “RCA”).

The status of certain closing conditions to consummation of the Merger is summarized as follows. At a special meeting of stockholders held on March 12, 2021, the Company’s stockholders approved the Merger. The waiting period under the HSR Act expired on February 16, 2021 at 11:59 p.m. Eastern Time. Filings with each of the FCC and the RCA were made on January 20, 2021. The RCA gave public notice of the application and requested any public comments by February 12, 2021. On February 8, 2021, the RCA issued an order stating that it had determined that Parent’s application to acquire the Company was complete as filed on January 20, 2021. The order states that the RCA will issue a final order no later than July 19, 2021.

The Merger is currently expected to close in the third quarter of 2021, although there can be no assurance that it will occur by such time. The transaction will result in the Company becoming a consolidated, majority-owned subsidiary of ATN International, Inc.

In the first quarter of 2021, the Company incurred costs totaling $923 associated with the Merger Agreement consisting of attorney, financial advisory and other fees. The Company incurred costs totaling $9,550 in fiscal year 2020 associated with the Merger Agreement and the Terminated Agreement. These costs consisted of attorney, financial advisory and other fees of $2,750, and a termination fee of $6,800 paid upon termination of the Terminated Agreement. The costs are reported as “Transaction and termination costs” in the Consolidated Statements of Comprehensive Income.

3.	REVENUE

Revenue Recognition Policies

Revenue Accounted for in Accordance with Accounting Standards Codification 606, “Revenue from Contracts with Customers” (“ASC 606”)

At contract inception, the Company assesses the goods and services promised to the customer and identifies the performance obligation for each promise to transfer a good or service that is capable of being distinct and is distinct within the context of the contract. The Company considers all performance obligations whether they are explicitly stated in the contract or are implied by customary business practices.

Beginning late in the first quarter of 2020, in response to the COVID-19 pandemic, the Company offered certain customers free or upgraded service, and suspended service termination and termination fees for late payment. These actions have not had a material impact on the Company’s existing contracts with its customers, the associated contract assets and liabilities and future performance obligations.

Revenue is not recorded for the Company’s provision of free or upgraded service in connection with the COVID-19 pandemic because cash will not be collected, the arrangements do not include an associated transaction price, or the contract with the customer has not been modified, as required under ASC 606.

The Company’s broadband and voice revenue includes service, installation and equipment charges. Managed IT revenues include the sale, configuration and installation of equipment and the subsequent provision of ongoing IT services. The Company enters into contracts with its rural health care customers and is subject to various regulatory requirements associated with the provision of these services. Revenues associated with rural health care customers are recognized based on the amount the Company expects to collect as evidenced in its contract with the customer and the Company’s and customer’s agreement with the Federal Communications Commission (“FCC”) as the relevant service is provided. Regulatory access revenue includes (i) special access, which is primarily access to dedicated circuits sold to wholesale customers, substantially all of which is generated from interstate services; and (ii) cellular access, which is the transport of tariffed local network services between switches for cellular companies based on individually negotiated contracts. Regulatory access revenue is recognized as the service is provided to the customer.

9

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

Revenue Accounted for in Accordance with Other Guidance

Deferred revenue capacity liabilities are established for indefeasible rights of use (“IRUs”) on the Company’s network provided to third parties and are typically accounted for as operating leases. Regulatory access revenue includes interstate and intrastate switched access, consisting of services based primarily on originating and terminating access minutes from other carriers. High-cost support revenue consists of interstate revenue streams structured by federal regulatory agencies that allow the Company to recover its cost of providing universal service in Alaska.

Disaggregation of Revenue

The following tables provide the Company’s revenue disaggregated on the basis of its primary markets, customers, products and services for the three-month periods ended March 31, 2021 and 2020.

	Three Months Ended			Three Months Ended
	March 31, 2021			March 31, 2020
	Accounted for Under ASC 606	Accounted for Under Other Guidance	Total Revenue	Accounted for Under ASC 606	Accounted for Under Other Guidance	Total Revenue
Business and Wholesale Revenue
Business broadband	$15,681	$-	$15,681	$15,353	$-	$15,353
Business voice and other	6,697	-	6,697	6,857	-	6,857
Managed IT services	1,217	-	1,217	1,227	-	1,227
Equipment sales and installations	2,618	-	2,618	1,414	-	1,414
Wholesale broadband	10,818	-	10,818	10,253	-	10,253
Wholesale voice and other	1,121	-	1,121	1,288	-	1,288
Operating leases and other deferred revenue	-	2,819	2,819	-	2,391	2,391
Total Business and Wholesale Revenue	38,152	2,819	40,971	36,392	2,391	38,783

Consumer Revenue
Broadband	6,945	-	6,945	6,692	-	6,692
Voice and other	2,230	-	2,230	2,449	-	2,449
Total Consumer Revenue	9,175	-	9,175	9,141	-	9,141

Regulatory Revenue
Access (1)	4,926	-	4,926	4,691	-	4,691
Access (2)	-	673	673	-	727	727
High-cost support	-	4,923	4,923	-	4,924	4,924
Total Regulatory Revenue	4,926	5,596	10,522	4,691	5,651	10,342
Total Revenue	$52,253	$8,415	$60,668	$50,224	$8,042	$58,266

(1)            Includes customer ordered service and special access.

(2)            Includes Essential Network Support (“ENS”).

Business broadband revenue includes revenue associated with rural health care customers. Consumer voice and other revenue includes revenue associated with the FCC’s Lifeline program.

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

Timing of Revenue Recognition

Revenue accounted for in accordance with ASC 606 consisted of the following for the three-month periods ended March 31, 2021 and 2020.

	Three Months Ended
	March 31,
	2021	2020
Services transferred over time	$44,709	$44,119
Goods transferred at a point in time	2,618	1,414
Regulatory access revenue (1)	4,926	4,691
Total revenue	$52,253	$50,224

(1)	Includes customer ordered service and special access.

Transaction Price Allocated to Remaining Performance Obligations

The aggregate amount of the transaction price allocated to the remaining performance obligations for contracts with customers that are unsatisfied, or partially unsatisfied, accounted for in accordance with ASC 606 was approximately $71,358 at March 31, 2021. Revenue will be recognized as the Company satisfies the associated performance obligations. For equipment delivery, installation and configuration, and certain managed IT services, which comprise approximately $1,928 of the total, the performance obligation is currently expected to be satisfied during the next twelve months. For business broadband, voice and other managed IT services, which comprise approximately $69,430 of the total, the performance obligation will be satisfied as the service is provided over the terms of the contracts, which range from one to ten years. The Company’s agreements with its consumer customers are typically on a month-to-month basis. Therefore, the Company’s provision of future service to these customers is not reflected in the above discussion of future performance obligations.

Contract Assets and Liabilities

The Company incurs certain incremental costs to obtain contracts that it expects to recover. These costs consist primarily of sales commissions and other directly related incentive compensation payments (reported as contract additions in the table below) which are dependent upon, and paid upon, successfully entering into individual customer contracts.

The table below provides a reconciliation of the contract assets associated with contracts with customers accounted for in accordance with ASC 606 for the three-month period ended March 31, 2021. Contract modifications did not have a material effect on contract assets in the three-month period ended March 31, 2021. Contract assets are classified as “Other assets” on the consolidated balance sheet.

2021
Balance at January 1	$6,568
Contract additions	732
Amortization	(862)
Balance at March 31	$6,438

The Company recorded a charge for uncollectible accounts receivable of $396 in the three-month period ended March 31, 2021 associated with its contracts with customers. See Note 4 “Accounts Receivable.”

The table below provides a reconciliation of the contract liabilities associated with contracts with customers accounted for in accordance with ASC 606 for the three-month period ended March 31, 2021. Contract liabilities consist of deferred revenue and are included in “Accounts payable, accrued and other current liabilities” and “Other long-term liabilities, net of current portion” on the consolidated balance sheet.

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands, Except Per Share Amounts)

2021
Balance at January 1	$3,971
Contract additions	1,082
Revenue recognized	(505)
Balance at March 31	$4,548

4.            ACCOUNTS RECEIVABLE

Accounts receivable, net, consists of the following at March 31, 2021 and December 31, 2020.

	2021	2020
Retail customers	$27,834	$29,815
Wholesale carriers	8,441	8,402
Other	8,299	7,736
	44,574	45,953
Less: allowance for doubtful accounts	(4,290)	(4,060)
Accounts receivable, net	$40,284	$41,893

The following table presents the activity in the allowance for doubtful accounts for the three-month period ended March 31, 2021, which is associated entirely with the Company’s contracts with customers.

2021
Balance at January 1	$4,060
Provision for uncollectible accounts	396
Charged to other accounts	-
Deductions	(166)
Asset at March 31	$4,290

The provision for uncollectible accounts is derived through an analysis of account aging profiles and a review of historical recovery experience. Accounts receivable are charged off against the allowance when management confirms it is probable amounts will not be collected. The COVID-19 pandemic has not required a revision of this policy. However, to the extent aging profiles, recovery experience and specific customer accounts have been affected by the COVID-19 pandemic, such affects are included in the allowance for doubtful accounts.

In January 2021, the FCC approved the Company’s cost-based rural rates for Funding Year 2020 (July 1, 2020 through June 30, 2021) and USAC began issuing funding commitment letters in March 2021. Accounts receivable, net, associated with rural health care customers was $8,625 and $7,829 at March 31, 2021 and December 31, 2020, respectively. Rural health care accounts are a component of the Retail Customers category in the above table. See Note 3, “Revenue Recognition” for additional information.

In the first quarter of 2021, the Company and the Municipality of Anchorage entered into an agreement under which utility relief will be made available to certain of the Company’s residential and small business customers located in Anchorage. The program is supported by a grant from the Municipality of Anchorage. Funding totaling $725 was received by the Company in the first quarter and will be applied to the accounts of customers who have experienced financial hardship related to the COVID-19 pandemic and meet other requirements, subject to certain terms and conditions. In the first quarter of 2021, a credit of $128 was recorded to the provision for doubtful accounts to reverse charges recorded in 2020 associated with customer accounts which are expected to qualify for relief under this program. The Company is accounting for this grant in accordance with International Accounting Standards 20, “Accounting for Government Grants and Disclosure of Government Assistance.”

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

5.            OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following at March 31, 2021 and December 31, 2020.

	2021	2020
Prepaid expense	$3,890	$2,619
Income tax receivable	3	353
Other	3,324	3,432
Total prepayments and other current assets	$7,217	$6,404

6.            CURRENT LIABILITIES

Accounts payable, accrued and other current liabilities consist of the following at March 31, 2021 and December 31, 2020.

	2021	2020
Accounts payable - trade	$13,758	$18,375
Accrued payroll, benefits, and related liabilities	17,312	14,587
Deferred capacity and other revenue	9,773	8,781
Advance billings	3,622	3,340
Other	6,890	4,617
Total accounts payable, accrued and other current liabilities	$51,355	$49,700

7.            LONG-TERM OBLIGATIONS

Long-term obligations consist of the following at March 31, 2021 and December 31, 2020.

	2021	2020
2019 senior secured credit facility due 2024	$166,646	$168,896
Debt discount	(1,384)	(1,523)
Debt issuance costs	(1,222)	(1,341)
Finance leases and other long-term obligations	2,661	2,676
Total long-term obligations	166,701	168,708
Less current portion	(9,071)	(9,067)
Long-term obligations, net of current portion	$157,630	$159,641

As of March 31, 2021, the aggregate maturities of long-term obligations were as follows.

2021 (April 1 - December 31)	$6,802
2022 (January 1 - December 31)	11,333
2023 (January 1 - December 31)	15,851
2024 (January 1 - December 31)	133,018
2025 (January 1 - December 31)	145
Thereafter	2,158
Total maturities of long-term obligations	$169,307

2019 Senior Credit Facility

The Company’s 2019 Senior Credit Facility consists of an Initial Term A Facility in the amount of $180,000, a Revolving Facility in an amount not to exceed $20,000, a Delayed-Draw Term A Facility in an amount not to exceed $25,000, and Incremental Term A Loans up to an aggregate principal amount of the greater of $60,000 and trailing twelve month EBITDA, as defined in the agreement.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

Amounts outstanding under the Initial Term A Facility, Revolving Facility, Delayed-Draw Facility and Incremental Term A Loans bear interest at LIBOR plus 4.5% per annum. The Company may, at its discretion and subject to certain limitations as defined in the agreement, select an alternate base rate at a margin that is 1.0% lower than the counterpart LIBOR margin. The weighted average interest rate on the 2019 Senior Credit Facility was 5.80% at March 31, 2021.

Principal payments on the Initial Term A Facility, Delayed-Draw A Facility and any amounts outstanding under the Incremental Term A Loans were due commencing in the third quarter of 2019 as follows: the third quarter of 2019 through the second quarter of 2020 – $1,125 per quarter; the third quarter of 2020 through the second quarter of 2022 – $2,250 per quarter; the third quarter of 2022 through the second quarter of 2023 – $3,375 per quarter; and the third quarter of 2023 through the fourth quarter of 2023 – $4,500 per quarter. The remaining outstanding principal balance, including any amounts outstanding under the Revolving Facility, is due on January 15, 2024. This schedule is subject to mandatory prepayments under certain conditions, including the Company’s generation of excess cash flow as defined in the agreement. As a result of the generation of excess cash flow in 2019, a prepayment of principal in the amount of $2,104 was required in the first quarter of 2020.

There were no amounts outstanding under the Revolving Facility, Delayed-Draw Term A Facility and Incremental Term A Loans at March 31, 2021.

The obligations under the 2019 Senior Credit Facility are secured by substantially all the personal property and real property of the Company, subject to certain agreed exceptions.

The 2019 Senior Credit Facility contains customary representations, warranties and covenants, including covenants limiting the incurrence of debt, the payment of dividends and repurchase of the Company’s common stock.

The 2019 Senior Credit Facility provides for events of default customary for credit facilities of this type, including non-payment defaults on other debt, misrepresentation, breach of covenants, representations and warranties, change of control, and insolvency and bankruptcy.

Under the terms of the 2019 Senior Credit Facility, the Company is required to enter into or obtain an interest rate hedge sufficient to effectively fix or limit the interest rate on borrowings under the agreement of a minimum of $90,000 with a weighted average life of at least two years. On June 28, 2019, the Company entered into two pay-fixed, receive-floating, interest rate swaps. Each swap is in the initial notional amount of $67,500, has an interest rate of 6.1735% inclusive of a 4.5% LIBOR spread, and a maturity date of June 30, 2022. The swaps are with different counter parties.

8.            OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following at March 31, 2021 and December 31, 2020.

	2021	2020
Other deferred IRU capacity revenue, net of current portion	$49,463	$49,739
Deferred GCI capacity revenue, net of current portion	26,454	26,965
Other deferred revenue, net of current portion	5,472	4,837
Other	12,432	13,223
Total other long-term liabilities	$93,821	$94,764

Amortization of deferred revenue included in the Consolidated Statements of Comprehensive Income was $2,783 and $2,357 in the three-month periods ended March 31, 2021 and 2020, respectively.

9.            LEASES

Lease Agreements Under Which the Company is the Lessee

The Company enters into agreements for land, land easements, access rights, IRUs, co-located data centers, buildings, equipment, pole attachments and personal property. These assets are utilized in the provision of broadband and telecommunications services to the Company’s customers. Operating leases are included in operating lease right of use assets and current and noncurrent operating lease liabilities on the consolidated balance sheet. Finance leases are included in property, plant and equipment and current portion of long-term obligations and long-term obligations on the consolidated balance sheet.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

Certain leases include a provision for early termination, typically in return for an agreed amount of consideration. Early terminations recorded in the three-month period ended March 31, 2021 were not material.

The Company entered into additional operating lease commitments that had not yet commenced as of March 31, 2021 with a present value totaling approximately $10,246 and terms of 7 to 30 years. These leases consist primarily of an agreement with another carrier to lease dark fiber, a portion of which will be leased by the Company to another carrier. This lease is expected to commence in the second quarter of 2021 and has a term of 20 years. They also include agreements associated with the Company’s Connect America Fund (“CAF”) Phase II services.

Short-term and variable lease cost recorded during the three-month periods ended March 31, 2021 and 2020 were not material.

The Company did not enter into any sale and leaseback transactions during the three-month period ended March 31, 2021.

The following table presents lease costs for agreements under which the Company is the lessee for the three-month periods ended March 31, 2021 and 2020.

	2021	2020
Finance lease cost:
Amortization of right-of-use assets	$47	$47
Interest on lease liabilities	66	67
Operating lease costs	2,264	1,968
Total lease cost	$2,377	$2,082

The following table provides information included on the consolidated balance sheet for agreements under which the Company is the lessee as of March 31, 2021 and December 31, 2020.

	2021	2020
Operating leases:
Right of use assets	$88,135	$89,821

Liabilities - current	$3,276	$3,392
Liabilities - noncurrent	79,631	81,103
Total liabilities	$82,907	$84,495

Finance leases:
Property, plant and equipment	$5,800	$5,800
Accumulated depreciation and amortization	(3,934)	(3,887)
Property, plant and equipment, net	$1,866	$1,913

Current portion of long-term obligations	$71	$67
Long-term obligations, net of current portion	2,590	2,609
Total finance lease liabilities	$2,661	$2,676

The following table provides the maturities of the Company’s lease liabilities as of March 31, 2021.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

	Operating	Financing
	Leases	Leases
2021 (excluding the three months ended	$5,926	$246
March 31, 2021)
2022	7,911	336
2023	7,589	345
2024	7,397	355
2025	7,323	364
Thereafter	157,529	3,108
Total lease payments	193,675	4,754
Less imputed interest	(111,747)	(2,093)
Total present value of lease obligations	81,928	2,661
Present value of current obligations	(2,297)	(71)
Present value of long-term obligations	$79,631	$2,590

The following table presents other information about agreements under which the Company is the lessee as of and for the three-month periods ended March 31, 2021 and 2020.

	2021	2020
Cash paid for amounts included in the
measurement of lease liabilities:
Operating cash flows from finance leases	$66	$67
Operating cash flows from operating leases	2,106	1,826
Financing cash flows from finance leases	15	12

Right-of-use assets obtained in exchange for
operating lease liabilities	627	-

Weighted-average remaining lease term (in years):
Finance leases	12	13
Operating leases	28	29
Weighted-average discount rate:
Finance leases	9.8%	9.8%
Operating leases	6.9%	6.9%

Lease Agreements Under Which the Company is the Lessor

The Company’s agreements under which it is the lessor are primarily associated with the use of its network assets, including IRUs for fiber optic cable, colocation and buildings.

Certain leases include a provision for early termination, typically in return for an agreed amount of consideration. Early terminations recorded in the three-month period ended March 31, 2021 were not material.

The Company does not have material sublease arrangements as the lessor or lease arrangements with related parties.

The Company did not have sales-type leases or direct financing leases as of March 31, 2021.

The underlying assets associated with the Company’s operating leases are accounted for under ASC 360, “Property, Plant and Equipment.” The assets are depreciated on a straight-line basis over their estimated useful life, including any periods in which the Company expects to utilize the asset subsequent to termination of the lease.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

The following table presents lease income for agreements under which the Company is the lessor for the three-month periods ended March 31, 2021 and 2020. Lease income is classified as revenue on the Statement of Comprehensive Income. The carrying value of the underlying leased assets is not material.

	2021	2020
Total lease income	$1,620	$1,171

The following table presents the maturities of future undiscounted lease payments at March 31, 2021 for the periods indicated.

2021 (excluding the three months ended	$1,224
March 31, 2021)
2022	917
2023	877
2024	873
2025	836
Thereafter	4,350
Total future undiscounted lease payments	$9,077

10.            EMPLOYEE TERMINATION BENEFITS

In 2020, the Company offered a one-time cash incentive to employees who volunteered to retire or otherwise terminate their employment, subject to management approval. A charge of $210 was recorded in the third quarter of 2020, and payments totaling $210 were made in the third and fourth quarters of 2020. This charge was accounted for as a special termination benefit in accordance with ASC 712, “Compensation - Nonretirement Postemployment Benefits” (“ASC 712”).

In 2019, the Company recorded a charge of $1,715 associated with cash-based termination benefits paid or to be paid to is former Chief Executive Officer who separated from the Company effective June 30, 2019. These benefits consist of special termination benefits as defined in ASC 712, and included the continuation of salary and certain benefits through December 31, 2019, and the payment of annual cash incentive and long-term cash awards, subject to certain conditions. Payments totaling $46, $24 and $1,390 were made in the first quarter of 2021 and in 2020 and 2019, respectively. The balance of approximately $255 will be paid in the second quarter of 2021.

11.            RETIREMENT PLANS

Multi-employer Defined Benefit Plan

Pension benefits for substantially all of the Company’s Alaska-based employees are provided through the Alaska Electrical Pension Fund (“AEPF”). The Company pays a contractual hourly amount based on employee classification or base compensation to the AEPF. As a multi-employer defined benefit plan, the accumulated benefits and plan assets are not determined for, or allocated separately to, the individual employer. This plan was not in endangered or critical status during the plan year.

Defined Benefit Plan

The Company has a separate defined benefit plan that covers certain employees previously employed by Century Telephone Enterprise, Inc. (“CenturyTel Plan”). This plan was transferred to the Company in connection with the acquisition of CenturyTel, Inc.’s Alaska properties, whereby assets and liabilities of the CenturyTel Plan were transferred to the ACS Retirement Plan (the “Plan”) on September 1, 1999. As of March 31, 2021, the Plan is not fully funded under the Employee Retirement Income Security Act of 1974, as amended.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

The following table presents the net periodic pension expense for the ACS Retirement Plan for the three-month periods ended March 31, 2021 and 2020.

	2021	2020
Interest cost	$119	$117
Expected return on plan assets	(184)	(185)
Amortization of loss	39	35
Net periodic pension expense	$(26)	$(33)

Net periodic pension expense is included in the line item “Other income, net” in the Statements of Comprehensive Income.

12.            STOCK INCENTIVE PLANS

Under the Company’s stock incentive plan, stock options, restricted stock, stock-settled stock appreciation rights, performance share units and other awards may be granted to officers, employees, consultants, and non-employee directors. The following disclosures do not consider the effect of the potential consummation of the Merger on the Company’s stock incentive plan.

In the first quarter of 2021, long-term cash awards were issued to the Company’s officers and certain other employees in lieu of equity awards. These awards consist of (i) time-based fixed cash awards, vesting of which is subject to the continued service of the recipient over consecutive three one-year periods, and (ii) long-term performance cash awards, vesting of which is subject to the achievement of a cumulative Company financial performance metric over a three-year period and the continued service of the recipient.

2011 Incentive Award Plan

On June 10, 2011, Alaska Communications shareholders approved the 2011 Incentive Award Plan, which was amended and restated on June 30, 2014 and June 25, 2018, and terminates in 2021. Following termination, all shares granted under this plan, prior to termination, will continue to vest under the terms of the grant when awarded. All remaining unencumbered shares of common stock previously allocated to any prior plans were transferred to the 2011 Incentive Award Plan. In addition, to the extent that any outstanding awards under prior plans are forfeited or expire or such awards are settled in cash, such shares will again be available for future grants under the 2011 Incentive Award Plan. The Company grants Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) as the primary equity-based incentive for executive and certain non union-represented employees. The disclosures below are primarily associated with RSU and PSU grants awarded in 2018, 2019 and 2020.

Restricted Stock Units

The Company measures the fair value of RSUs based on the number of shares granted and the quoted closing market price of the Company’s common stock on the date of grant. Expense associated with RSUs is recognized utilizing the graded vesting methodology.

The following table summarizes the RSU, long-term incentive plan and non-employee director stock compensation activity for the three-month period ended March 31, 2021.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

		Weighted
		Average
		Grant Date
	Number	Fair
	of Units	Value
Nonvested at December 31, 2020	876	$2.20
Granted	-	-
Vested	(244)	1.68
Canceled or expired	(3)	2.61
Nonvested at March 31, 2021	629	$2.40

Performance Stock Units

Vesting of a portion of the PSUs issued in the second quarter of 2020 is subject to the Company’s achievement of a three-year cumulative performance target for the years 2020, 2021 and 2022, subject to approval by the Compensation and Personnel Committee of the Board of Directors. As of March 31, 2021, achievement of the Company performance target was deemed to be probable.

PSUs granted in the third quarter of 2019 will vest at the end of the three-year period ending in March 2022 subject to the achievement of a cumulative Company performance target. As of March 31, 2021, achievement of the Company performance target was deemed to be probable. Achievement above a specified level will be settled in cash in lieu of shares of Company stock. This portion of the PSUs granted in 2019 is accounted for as a variable cash award based on the market price of the Company’s common stock. A charge of $151 was recorded in the first quarter of 2021 to adjust the associated liability to the award’s market value at March 31, 2021, $133 of which was attributable to changes in the market price in 2019 and 2020.

The following table summarizes the PSU activity for the three-month period ended March 31, 2021.

		Weighted
		Average
		Grant Date
	Number	Fair
	of Units	Value
Nonvested at December 31, 2020	1,174	$1.50
Granted	-	-
Vested	(356)	0.35
Canceled or expired	-	-
Nonvested at March 31, 2021	818	$2.00

The following table provides selected information about the Company’s share-based compensation as of and for the three-month periods ended March 31, 2021 and 2020.

	2021	2020
Total compensation cost for share-based payments	$389	$309
Weighted average grant-date fair value of equity instruments
granted (per share)	$-	$-
Total fair value of shares vested during the period	$605	$1,248

At March 31:
Unamortized share-based payments	$1,589	$799
Weighted average period (in years) to be recognized as expense	1.5	1.8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan

On June 16, 2020, the Company’s shareholders approved the Amended 2012 Employee Stock Purchase Plan (the “Amended 2012 ESPP”). The amendments extended the term of the plan to December 31, 2030 and increased the number of shares of common stock reserved for future issuance under the plan by 600 shares.

On July 24, 2020, the Company registered an additional 600 shares under the Amended 2012 ESPP.

Effective December 31, 2020, the Amended 2012 ESPP was frozen in connection with the Merger Agreement.

13.            FAIR VALUE MEASUREMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

Fair Value Measurements

The Company has developed valuation techniques based upon observable and unobservable inputs to calculate the fair value of non-current monetary assets and liabilities. Observable inputs reflect market data obtained from independent sources and unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets.

•	Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

Financial assets and liabilities are classified within the fair value hierarchy in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured, as well as their level within the fair value hierarchy.

The fair values of cash equivalents, restricted cash, other short-term monetary assets and liabilities and finance leases approximate carrying values due to their nature. The carrying values of the Company’s senior credit facilities and other long-term obligations of $167,923 and $170,049 at March 31, 2021 and December 31, 2020, respectively, approximate fair value primarily as a result of the stated interest rates of the 2019 Senior Credit Facility approximating current market rates (Level 2).

The following table presents the Company’s financial assets measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020, at each hierarchical level.

	March 31, 2021				December 31, 2020
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Other long-term liabilities:
Interest rate swaps	$2,314	$-	$2,314	$-	$2,784	$-	$2,784	$-

Derivative Financial Instruments

The Company currently uses interest rate swaps to manage variable interest rate risk. At low LIBOR rates, payments under the swaps increase the Company’s cash interest expense, and at high LIBOR rates, they have the opposite effect.

The outstanding amount of the swaps as of a period end are reported on the balance sheet at fair value, represented by the estimated amount the Company would receive or pay to terminate the swaps. They are valued using models based on readily observable market parameters for all substantial terms of the contracts and are classified within Level 2 of the fair value hierarchy.

Under the terms of the 2019 Senior Credit Facility, the Company is required to enter into or obtain an interest rate hedge sufficient to effectively fix or limit the interest rate on borrowings under the agreement of a minimum of $90,000 with a weighted average life of at least two years. On June 28, 2019, the Company entered into two pay-fixed, receive-floating, interest rate swaps. Each swap is in the initial notional amount of $67,500, has an interest rate of 6.1735% inclusive of a 4.5% LIBOR spread, and a maturity date of June 30, 2022. The swaps are with different counter parties. Changes in fair value of interest rate swaps are recorded to accumulated other comprehensive loss and reclassified to interest expense when the hedged transaction is recognized in earnings. Cash payments and receipts associated with interest rate swaps are classified as cash flows from operating activities. See Note 7 “Long-Term Obligations” and Note 15 “Accumulated Other Comprehensive Loss.”

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited, In Thousands Except Per Share Amounts)

The following table presents the notional amount, fair value and balance sheet classification of the Company’s derivative financial instruments designated as cash flow hedges as of March 31, 2021 and December 31, 2020.

		Notional	Fair
	Balance Sheet Location	Amount	Value
At March 31 2021:
Interest rate swaps	Other long-term liabilities	$126,563	$2,314

At December 31, 2020:
Interest rate swaps	Other long-term liabilities	$128,250	$2,784

The following table presents gains and losses before income taxes on the Company’s interest rate swaps designated as a cash flow hedge for the three-month periods ending March 31, 2021 and 2020.

	2021	2020
Loss recognized in accumulated other
comprehensive loss	$(27)	$(2,878)
Loss reclassified from accumulated other
comprehensive loss to income	(496)	-

The following table presents the effect of cash flow hedge accounting on the Company’s Statements of Comprehensive Income for the three-month periods ending March 31, 2021 and 2020.

	2021	2020
Recorded as Interest Expense:
Hedged interest payments	$(1,483)	$(2,081)
Loss on interest rate swap	(496)	-

14.            EARNINGS PER SHARE

Earnings per share are based on the weighted average number of shares of common stock and dilutive potential common share equivalents outstanding. Basic earnings per share assumes no dilution and is computed by dividing net income attributable to Alaska Communications by the weighted average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution of securities that could share in the earnings of the Company.

The calculation of basic and diluted earnings per share for the three-month periods ended March 31, 2021 and 2020 are as follows.

	2021	2020
Net income attributable to Alaska Communications	$606	$2,387

Weighted average common shares outstanding:
Basic shares	54,145	53,186
Effect of stock-based compensation	727	1,051
Diluted shares	54,872	54,237

Net income per share attributable to Alaska Communications:
Basic	$0.01	$0.04
Diluted	$0.01	$0.04

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

15.           ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the activity in accumulated other comprehensive loss for the three-month period ended March 31, 2021.

	Defined
	Benefit
	Pension	Interest
	Plan	Rate Swaps	Total
Balance at December 31, 2020	$(4,347)	$(1,993)	$(6,340)
Other comprehensive income (loss) before reclassifications	47	(19)	28
Reclassifications from accumulated comprehensive loss to net income	(19)	355	336
Net other comprehensive income	28	336	364
Balance at March 31, 2021	$(4,319)	$(1,657)	$(5,976)

The following table summarizes the reclassifications from accumulated other comprehensive loss to net income for the three-month periods ended March 31, 2021 and 2020.

	2021	2020
Amortization of defined benefit plan pension items:
Amortization of loss	$(26)	$(33)
Income tax effect	7	9
After tax	(19)	(24)

Amortization of gain on interest rate swap:
Reclassification to interest expense	496	-
Income tax effect	(141)	-
After tax	355	-
Total reclassifications, net of income tax	$336	$(24)

Amounts reclassified to net income from our defined benefit pension plan and interest rate swaps have been presented within “Other income, net” and “Interest expense,” respectively, in the Statements of Comprehensive Income. The estimated amount to be reclassified from accumulated other comprehensive loss as an increase in interest expense during the next twelve months is $1,899. See Note 13 “Fair Value Measurements and Derivative Financial Instruments.”

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

16.          STOCKHOLDERS’ EQUITY

Treasury Stock

The Company does not currently have an authorized share repurchase program. Common stock repurchased under prior authorizations were accounted for as treasury stock.

Dividends

The Company’s dividend policy is set by the Company’s Board of Directors and is subject to the terms of its credit facilities and the continued current and future performance and liquidity needs of the Company. Dividends on the Company’s common stock are not cumulative to the extent they are declared. On March 9, 2020, the Company’s Board of Directors declared a one-time cash dividend of $0.09 per share of common stock to be paid on June 18, 2020 to shareholders of record as of the close of business on April 20, 2020. The dividend totaled $4,852 of which $4,836 was paid in the second and third quarters of 2020. The remaining $16 is associated with deferred Board of Directors compensation and will be paid in future periods.

17.           JOINT VENTURE

The table below provides certain financial information about the AQ-JV included on the Company’s consolidated balance sheet at March 31, 2021 and December 31, 2020. Cash may be utilized only to settle obligations of the joint venture. Because the joint venture is an LLC, and the Company has not guaranteed its operations, the joint venture’s creditors do not have recourse to the general credit of the Company.

	2021	2020
Cash	$270	$270
Property, plant and equipment, net of accumulated depreciation of $531 and $506	$1,610	$1,635

The operating results and cash flows of the joint venture in the three-month periods of 2021 and 2020 were not material to the Company’s consolidated financial results.

18.           SUPPLEMENTAL CASH FLOW INFORMATION

Restricted cash of $1,326 at March 31, 2021 consisted of certificates of deposit of $1,300 required under the terms of certain contracts to which the Company is a party and other restricted cash of $26. Restricted cash of $1,326 at December 31, 2020 consisted of certificates of deposit of $1,300 required under the terms of certain contracts to which the Company is a party and other restricted cash of $26.

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the statement of financial position at March 31, 2021 and 2020 that sum to the total of these items reported in the statement of cash flows.

	2021	2020
Cash and cash equivalents	$22,114	$33,818
Restricted cash	1,326	1,320
Total cash, cash equivalents and restricted cash	$23,440	$35,138

The following table presents supplemental non-cash transaction information for the three-month periods ended March 31, 2021 and 2020.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, In Thousands Except Per Share Amounts)

	2021	2020
Supplemental Non-cash Transactions:
Capital expenditures incurred but not paid at March 31	$1,389	$2,215
Dividends payable at March 31	$16	$4,852
Additions to ARO asset	$10	$70
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$627	$-

19.          BUSINESS SEGMENTS

The Company operates its business under a single reportable segment. The Company’s chief operating decision maker assesses the financial performance of the business as follows: (i) revenues are managed on the basis of specific customers and customer groups; (ii) costs are managed and assessed by function and generally support the organization across all customer groups or revenue streams; (iii) profitability is assessed at the consolidated level; and (iv) investment decisions and the assessment of existing assets are based on the support they provide to all revenue streams.

20.          COMMITMENTS AND CONTINGENCIES

The Company enters into purchase commitments with vendors in the ordinary course of business, including minimum purchase agreements. The Company also has long-term purchase contracts with vendors to support the on-going needs of its business. These purchase commitments and contracts have varying terms and in certain cases may require the Company to buy goods and services in the future at predetermined volumes and at fixed prices.

In February 2020, the Company received a draft audit report from USAC in connection with USAC’s inquiry into the Company’s funding requests under the Rural Health Care program for certain customers for funding years 2012 through 2016 (July 2012 through June 2017). The draft audit report alleges violations of the FCC’s rules for establishing rural rates and urban rates, the provisioning and billing of ineligible services and products, and violations of the FCC’s competitive bidding rules. The Company intends to vigorously defend against the conclusions of the draft audit report and, if necessary, appeal the final audit findings. Based on these draft findings, the Company has determined that it is probable that resolution of these matters will result in the recognition of a contingent liability and charge to expense. The Company does not currently have sufficient information to reasonably estimate the amount, or a range, of the potential charge.

The Company is involved in various other claims, legal actions and regulatory proceedings arising in the ordinary course of business and establishes an accrual when a specific contingency is probable and estimable. The Company recorded litigation accruals totaling $2,123 at March 31, 2021 against certain current claims and legal actions. The Company also faces contingencies that are reasonably possible to occur that cannot currently be estimated. The Company believes that the disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, comprehensive income or cash flows. It is the Company’s policy to expense costs associated with loss contingencies, including any related legal fees, as they are incurred.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS AND ANALYSTS’ REPORTS

This Form 10-Q and our future filings on Forms 10-K, 10-Q and 8-K and the documents incorporated therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”), as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “projects”, “seeks”, “should” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this Form 10-Q under Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere. Actual future performance, outcomes, and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

•	Our ability to successfully consummate the Merger Agreement with affiliates of ATN International, Inc. and Freedom 3 Investments IV, LP, a fund advised by Freedom 3 Capital, LLC, and the potential disruption the merger could cause to our operations
•	our ability to obtain and appropriately allocate capital and other resources to support our growth objectives
•	our ability to keep pace with rapid technological developments and changing standards in the telecommunications industry, including on-going capital expenditures needed to upgrade our network to industry competitive speeds, particularly in light of expected 5G deployments by mobile wireless carriers
•	our ability to invest sufficiently in our underlying physical infrastructure, including buildings, fleet and related equipment
•	governmental and public policy changes and audits and investigations, including on-going changes in our revenues, or obligations for current and prior periods related to these programs, resulting from regulatory actions affecting on-going support for state programs such as Essential Network Support, and federal programs such as the rural health care universal service support mechanism, including ascertainment of the “urban rate” and “rural rate” used to determine federal support payments for services we provide to our rural health care customers for current and prior periods, some of which are currently under audit or subject to an inquiry
•	our ability to comply with the regulatory requirements to contribute to the Universal Service Fund and receive support payments from that fund
•	our ability to continue to develop and fund attractive, integrated products and services to evolving industry standards, and meet the pressure from competition to offer these services at lower prices
•	our size, because we are a smaller sized competitor in the markets we serve, and we compete against large competitors with substantially greater resources
•	our ability to maintain our cost structure as a focused broadband and managed IT services company, which could impact both cash flow from operating activities and our overall financial condition
•	the Alaskan economy, which has been impacted by continued low crude oil prices which are creating a significant impact on both the level of spending by the State of Alaska and the level of investment in resource development projects by natural resource exploration and development companies in Alaska, together with the ongoing cuts to the state of Alaska budget and resulting spending reductions, all of which may impact the economy in the markets we serve and impact our future financial performance
•	our ability to maintain successful arrangements with our represented employees

•	disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber-attacks or security breaches of the physical infrastructure, operating systems or devices that our customers use to access our products and services; due to the COVID-19 pandemic, many of our employees are temporarily working remotely, which may pose additional data security risks
•	a maintenance or other failure of our network or data centers
•	a failure of information technology systems
•	our ability to attract, recruit, retain and develop our workforce, and implement succession planning necessary for achieving our business plan
•	the successful completion of our project for the development and installation of certain critical new IT systems associated with sales and opportunities, customer service delivery, operational support, customer billing and collection, analytics, and other applications; and our ability to adequately invest in the maintenance and upgrade of our networks and other information technology systems in the future
•	unforeseen challenges when entering new markets and our ability to recognize and react to actions, products or services of competitors that threaten our competitive advantage in the marketplace
•	the success of the Company’s expansion into managed IT services, including the execution of those services for customers
•	structural declines for voice and other legacy services within the telecommunications industry
•	a major public health issue, such as an epidemic or pandemic, and including the current COVID-19 pandemic, could adversely affect global, national, state and local economies, the operations and financial stability of our customers and vendors, and our operations, financial performance and liquidity
•	geologic or other natural disturbances relevant to the location of our operations
•	unanticipated damage to one or more of our undersea fiber optic cables resulting from construction or digging mishaps, fishing boats or other reasons
•	our ability to meet the terms of our financing agreements and to draw down additional funds under the facility to meet our liquidity needs
•	the cost and availability of future financing, at the terms, and subject to the conditions necessary, to support our business and pursue growth opportunities; our debt could also have negative consequences for our business; for example, it could increase our vulnerability to general adverse economic and industry conditions, or limit our flexibility in planning for, or reacting to, changes in our business and the telecommunications industry; in addition, our ability to borrow funds in the future will depend in part on the satisfaction of the covenants in our credit facilities; if we are unable to satisfy the financial covenants contained in those agreements, or are unable to generate cash sufficient to make required debt payments, the lenders and other parties to those arrangements could accelerate the maturity of some or all of our outstanding indebtedness
•	the success or failure of any future acquisitions or other major transactions
•	a third-party claim that the Company is infringing upon their intellectual property, resulting in litigation or licensing expenses, or the loss of our ability to sell or support certain products
•	unanticipated costs required to fund our post-retirement benefit plans, or contingent liabilities associated with our participation in a multi-employer pension plan
•	delays in the receipt of equipment and other materials due to disruptions in the supply chain
•	our success in providing broadband solutions to the North Slope and western Alaska
•	our internal control over financial reporting may not be effective, which could cause our financial reporting to be unreliable
•	the matters described under Item 1A. Risk Factors in our Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2020.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not currently known to us could also cause the forward-looking events discussed in this Form 10-Q or our other reports not to occur as described. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Form 10-Q.

Investors should also be aware that while we do, at various times, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by an analyst irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

OVERVIEW

On December 31, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project 8 Buyer, LLC (“Parent”) and Project 8 MergerSub, Inc. (“Merger Sub”), two newly-formed entities owned by ATN International, Inc. and Freedom 3 Investments IV, LP, a fund advised by Freedom 3 Capital, LLC. On December 31, 2020, the Company terminated the previously announced merger agreement under which the Company would be acquired by an affiliate of Macquarie Capital (USA) and GCM Grosvenor through its Labor Impact Fund.

On the terms, and subject to the conditions, of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by (i) the Company (or a wholly-owned subsidiary that is disregarded for tax purposes), Parent or Merger Sub and (ii) stockholders of the Company who have validly exercised and perfected their appraisal rights under Delaware law) will be converted at the Effective Time into the right to receive $3.40 in cash, without interest, subject to any applicable withholding taxes (the “Merger Consideration”).

Consummation of the Merger is subject to certain closing conditions, including, without limitation, (i) approval of the Merger by the Company’s stockholders, (ii) absence of certain legal impediments, (iii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (iv) receipt of regulatory approvals from the Federal Communications Commissions (the “FCC”) (and, if required as a precondition for FCC approval, the Committee for the Assessment of Foreign Participation in the U.S. Telecommunications Services Sector (“Team Telecom Committee”)) and from the Regulatory Commission of Alaska (the “RCA”). The waiting period under the HSR Act expired on February 16, 2021 at 11:59 p.m. Eastern Time. Filings with each of the FCC and the RCA were made on January 20, 2021. The RCA gave public notice of the application and requested any public comments by February 12, 2021. On February 8, 2021, the RCA issued an order stating that it had determined that Parent’s application to acquire the Company was complete as filed on January 20, 2021. The order states that the RCA will issue a final order no later than July 19, 2021. The Company’s stockholders approved the Merger at a special meeting of stockholders held on March 12, 2021.

Refer to the Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated December 31, 2020 and filed with the SEC on January 4, 2021, which is incorporated in its entirety herein by reference to this Quarterly Report on Form 10-Q.

We are a fiber broadband and managed IT services provider, offering technology and service enabled customer solutions to business and wholesale customers in and out of Alaska. We also provide telecommunication services to consumers in the most populated communities throughout the state. Our facilities-based communications network extends through the economically significant portions of Alaska and connects to the contiguous states via our two diverse undersea fiber optic cable systems. Our network is among the most expansive in Alaska and forms the foundation of service to our customers. We operate in a largely two-player terrestrial wireline market and we estimate our market share to be less than 25% statewide. A third-party market study conducted in the fourth quarter of 2018 indicates that we have a market share of close to 40% for “near net” opportunities, that is, within one mile of our fiber network.

The sections that follow provide information about important aspects of our operations and investments and include discussions of our results of operations, financial condition and sources and uses of cash. In addition, we have highlighted key trends and uncertainties to the extent practical. The content and organization of the financial and non-financial data presented in these sections are consistent with information we use in evaluating our own performance and allocating our resources.

Operating Initiatives

We are focused on being a customer centric fiber broadband and managed IT company. Everything we do is focused around our customer, meeting and exceeding their needs through the application of technology. We are focused on delivering an exceptional customer experience throughout the customer lifecycle. This forms the foundation of our sustained differentiation, creating unique value for our customers to grow our market share, expand business with existing customers while minimizing churn.

Our future investments and subsequent initiatives are focused on building and strengthening the business in three areas:

•	Enhance and Augment our Network and Capabilities: This is what we do and is the basis of our offers, to lead the competition through innovation and leverage the latest technologies to meet our customer’s needs. Activities include investments to grow our fiber footprint, augmented with high speed fixed wireless technologies, as well as expanding our product capabilities that fully leverage our existing and growing fiber footprint.
•	Drive Operational Excellence: Invest in operational systems that fundamentally change the way we deliver services that both enhance the customer experience as well as increase efficiency and productivity, redefining processes throughout the entire customer lifecycle to create new operating models and efficiencies. Investments that update our operational support and billing systems provide the foundational platform to further leverage digital technologies and expand with investments in analytics and artificial intelligence.
•	Accelerate the Growth of Managed IT Services: This is a fragmented market without a leader, a significant market size and a set of services that are both adjacent and synergistic with communications and networking services. We continue to invest in winning share and expanding our capabilities, enabling and accelerating our customers’ transition to cloud services.

These investment areas are not standalone and, in fact, are synergistic. We look to maximize each of these with any initiative for the highest return.

We recognize that everything we do is only possible through our people. Our employees are enablers that make any and all initiatives happen to serve our customers and earn their business. We focus on and make investments in employee engagement to maximize the realization of an exceptional customer experience and maximize the effectiveness of our investments.

We will continue to evaluate strategic opportunities that address scale, geographic diversification, and return value to our shareholders.

The Alaska Economy

We operate in a geographically diverse state with unique characteristics. We monitor the state of the economy in general. In doing so, we compare Alaska economic activity with broader economic conditions. In general, we believe that the Alaska telecommunications market, as well as general economic activity in Alaska, is affected by certain economic factors, which include:

•	investment activity in the oil and gas markets and the price of crude oil
•	tourism levels
•	governmental spending and activity of military personnel
•	the price and price trends of bandwidth
•	the growth in demand for bandwidth
•	decline in demand for voice and other legacy services
•	local customer preferences
•	unemployment levels
•	housing activity and development patterns

We have observed variances in the factors affecting the Alaska economy as compared to the U.S. as a whole. Some factors, particularly the price of oil and gas, have a greater direct impact on the Alaska economy compared to other macro-economic trends impacting the U.S. economy as a whole. The COVID-19 pandemic negatively impacted the Alaska economy beginning in the first quarter of 2020. Certain of these impacts are discussed below. The duration of the pandemic and ultimate impact on the Alaska and U.S. economy is uncertain.

Historically, the Alaska economy has benefited from a stable employment base, including a growing tourism industry. The Alaskan economy entered a moderate recession beginning in the second half of 2015 and certain areas of the economy showed improvement beginning in 2018. Employment levels declined approximately 1.3% and 0.3% in 2017 and 2018, respectively, and increased approximately 0.6% in 2019. The increase in 2019 was driven by growth in leisure and hospitality, oil and gas, health care, professional and business services and construction, offset by declines in state government and retail. The COVID-19 pandemic has negatively impacted the leisure and hospitality, retail and transportation segments of the Alaskan economy and the economy at large. Beginning in March 2020, unemployment claims increased significantly, primarily as a result of the COVID-19 pandemic. By December 2020, the state’s unemployment rate had improved to 6.0% which is more in line with historic levels. However, in March 2021, the state’s unemployment rate increased to 6.6%.

Our objective is to continue generating sector leading revenue growth in the broadband market through investments in sales, service, marketing and product development while expanding our broadband network capabilities through higher efficiencies, automation, new technology and expanded service areas. We intend to continue our growth in the managed IT services market by providing these services to our broadband customers and leveraging our position as the premier Cloud Enabler for business in the state of Alaska. We also seek to continuously improve our customer service and utilize the Net Promoter Score (“NPS”) framework to track the feedback of our customers for virtually all customer interactions. We believe that higher NPS scores will allow us to increasingly provide a differentiated service experience for our customers, which will support our growth. We are focused on expanding our margins, and we utilize the LEAN framework to eliminate waste and simplify how we do business.

COVID-19 Pandemic

The COVID-19 pandemic has negatively impacted global, national and local economies, disrupted global supply chains and created significant volatility and disruptions to financial markets. The COVID-19 pandemic has also impacted the Company’s customers, suppliers, employees and other aspects of its business, including an increase in demand for its broadband and managed IT services. In response to economic pressures impacting the Company’s customers and the community at large as a result of the COVID-19 pandemic, we implemented various actions in 2020 and 2021 including the following:

•	Working to increase bandwidth, as needed, for participants in the rural health care program at no charge to the customer. Timing is subject to FCC guidance and its waiver of certain rules.
•	Offered kindergarten through grade 12, university students and teachers who do not have internet service, unlimited internet service at no charge through the end of the spring semester of the 2019-2020 school year.
•	Not terminating service to residential and small business customers in the event they are unable to pay us for services due to disruptions caused by the COVID-19 pandemic.
•	Waiving late fees incurred by residential and small business customers resulting from their economic circumstances related to the COVID-19 pandemic.
•	Waiving long distance overage fees, as appropriate, related to the COVID-19 pandemic.
•	Extension of technical support hours.
•	Proactively monitoring our network and prioritizing the augmentation of network links.
•	Working with local and state utilities, governments and educational institutions to ensure they have the necessary resources.
•	Established remote working arrangements, including work-from-home, for most of our administrative employees.
•	Implementation of travel restrictions.
•	Established appropriate arrangements for our customer service representatives and customers.
•	Proactively assessing and managing facilities and other costs.

Certain of the above actions have been relaxed or reduced beginning in the first quarter of 2021 as disruptions caused by the pandemic have been eliminated or mitigated.

The COVID-19 pandemic did not have a direct material effect on the Company’s revenue, operating expenses and cash flow in the first quarter of 2021 Additional current and potential financial impacts include the following:

•	The estimated fair value of service or upgraded service provided to customers without charge was $0.3 million in the first quarter of 2021. These services were not recorded as revenue because no cash was expected to be collected from the customer. The Company’s incremental cost of providing this service was not significant.
•	Certain customers have delayed orders for the provision of service.
•	As a result of the customer accommodations noted above, collection of accounts receivable from certain customers has been delayed.
•	Disruption of certain of our business and wholesale customers’ operations.
•	Disruption of the Alaska economy, including crude oil prices and the leisure and hospitality industries, could negatively impact demand for our products and services.
•	Reductions in consumer spending.
•	Government imposed travel restrictions and other actions could reduce the efficiency of our operations and result in higher costs.
•	Declines in revenue and cash flows could require that we further reduce operating cost and capital spending.
•	Delays, cancellation and other disruptions in the provision of products and services by our vendors.
•	Disruption to the financial markets could limit our access to financing and other sources of capital.

In February 2021, the Company and the Municipality of Anchorage entered into an agreement under which utility relief will be made available to certain of the Company’s residential and small business customers located in Anchorage. The program is supported by a grant from the Municipality of Anchorage. Funding totaling $0.7 million was received by the Company in the first quarter and will be applied to the accounts of customers who have experienced financial hardship related to the COVID-19 pandemic and meet other requirements, subject to certain terms and conditions. In the first quarter of 2021, a credit of $0.1 million was recorded to the provision for doubtful accounts to reverse charges recorded in 2020 associated with customer accounts which are expected to qualify for relief under this program.

We are continuing to assess the potential future impact of the COVID-19 pandemic. The situation continues to evolve, and while the impact on the local and national economy has been mitigated in recent months, we cannot predict the extent or duration of the pandemic, its effects on the global, national or local economy and its longer-term effects on the demand for our products and services, operations, financial condition, results of operations or cash flows, which could be material. We will continue to closely monitor the situation and make the appropriate adjustments to our operations as required and appropriate.

Regulatory Update

The items reported under Part I, Item 1. Business – Regulation in our Annual Report on Form 10-K for the year ended December 31, 2020, are updated as follows. This section should be read in conjunction with the corresponding items previously disclosed in our Annual Report.

US Federal Regulatory Matters

Interconnection with Local Telephone Companies and Access to Other Facilities

The Communications Act imposes a number of requirements on local exchange carriers (“LECs”). Generally, a LEC must: interconnect with other telecommunications carriers; not prohibit or unreasonably restrict the resale of its services; provide for telephone number portability so customers may keep the same telephone number if they switch service providers; provide access to their poles, ducts, conduits and rights-of-way on a reasonable, non-discriminatory basis; and, when a call originates on its network, compensate other telephone companies for terminating or transporting the call.

All of our LEC subsidiaries are considered incumbent LECs (“ILECs”) and have additional obligations under the Communications Act, including obligations to unbundle certain elements of their networks for purchase by competitive LECs.

In general, in recent years, the FCC has granted forbearance providing incremental relief from some of the obligations the Communications Act imposes uniquely on ILECs. Most recently, on October 28, 2020, the FCC released an Order relieving ILECs from most obligations to unbundle local loops (DS-3, DS-1, DS-0, and narrowband voice-grade), as well as Operations Support Systems and dark fiber transport, in markets the FCC deems competitive subject to transition periods ranging between two and eight years. Previously, on August 2, 2019, the FCC relieved ILECs from the requirement to unbundle two-wire and four-wire analog voice-grade copper loops, as well as from the obligation to offer a wholesale discount on its telecommunications services sold to competitive entrants for resale. While the obligation to offer telecommunications services for resale remains in effect (as it does for all local exchange carriers, incumbent and competitive entrants alike), we will no longer be obligated to offer any particular wholesale discount on those services. Both of those 2019 grants of forbearance are subject to a two-part transition period. First, for a six-month period that began on August 2, 2019, we were required to continue to accept new orders for analog voice-grade copper loops and discounted wholesale services, in accordance with the previous rules. Second, we must continue to honor existing arrangements, including those put in place during that initial six-month period, for a three-year period that also began on August 2, 2019, in order to permit customers sufficient time to undertake a transition to alternative arrangements.

USF Contributions

Under the Communications Act of 1934, as amended (the “Communications Act”) and FCC rules, telecommunications carriers and certain providers of telecommunications must contribute to the federal Universal Service Fund, which is the source of funding for the four support mechanisms described above. These contributions are based on end-user revenues from assessable interstate and international services. For the first calendar quarter of 2021, we were required to pay an amount equal to 31.8 percent of our interstate and international end-user telecommunications revenue towards the federal Universal Service Fund, and amount that increased to 33.4 percent for the second calendar quarter of 2021. The contribution rate changes every calendar quarter, and has increased sharply in recent years, both because of increases in demand for universal service support payments, and because the assessable revenue base has shrunk considerably over the past two decades. In the long term, the current contribution mechanism is likely to be unsustainable, and collapse of the Universal Service Fund would have a significant impact throughout our industry.

Rural Health Care (“RHC”) Universal Service Support Program

We received FCC approval for our Funding Year 2020 rates in January 2021, more than halfway through the funding year to which those rates relate (July 1, 2020 – June 30, 2021). USAC began issuing funding commitment letters in March 2021 and we are working with our healthcare provider customers to prepare and submit additional forms and documentation required to receive payment.

On March 27, 2020, the President signed into law the “Coronavirus Aid, Relief, and Economic Security Act,” which, among other things, appropriates $200 million for the FCC to help health care providers provide connected care services to patients at their homes or mobile locations in response to the COVID-19 pandemic. Over the ensuing three months, the FCC used these funds to create the “COVID-19 Telehealth Program,” and made over 500 awards, comprising the entire sum, to health care providers in the lower 48 contiguous states, the District of Columbia, and Guam, but none to health care providers in Alaska. The Consolidated Appropriations Act, 2021, signed into law on December 27, 2020, appropriated a further $250 million for the COVID-19 Telehealth Program, and directed that, to the extent feasible, at least one applicant in every state should receive an award of funding under the program.

At the same time, the FCC created the “Connected Care Pilot Program,” which makes an additional $100 million in universal service funding available over three years to study how the FCC can help support the trend towards connected care services, particularly for low-income Americans and veterans. The Connected Care Pilot Program will provide healthcare providers support for 85 percent of the cost of eligible services and network equipment, which include: (1) patient broadband internet access services, (2) health care provider broadband data connections, (3) other connected care information services, and (4) certain network equipment (e.g., equipment necessary to make a supported broadband service function such as routers). The FCC accepted applications for Connected Care Pilot Program support between November 6 and December 7, 2020. On January 15, 2021, the FCC announced its initial set of awards to healthcare providers in 12 states, but none in Alaska. While it is too soon to assess the ultimate impact, if any, of the Connected Care Pilot Program on our business, programs of this type that make the telehealth and telemedicine services more affordable could stimulate greater demand for those services in Alaska.

On August 1, 2019, the FCC adopted an order making comprehensive changes to the rules governing the competitive bidding process and the method for determining the urban and rural rates used to calculate the amount of RHC Telecommunications Program support payments for which a health care provider is eligible. The changes to the urban and rural rate rules take effect for Funding Year 2021, which will begin July 1, 2021, and rural healthcare providers were permitted to solicit bids for services to be supported in Funding Year 2021 beginning on July 1, 2020. Among other things, the FCC’s Order directed USAC to develop and publish a database by July 1, 2020, containing available rural rates and rate medians that will cap the amount of RHC support eligible healthcare providers may receive for a given service in a particular geographic zone. The FCC’s Order divided Alaska into four geographic zones, with the rural rate in each zone capped at the median of the rural rates for similar services offered in that zone, as identified by USAC. USAC published that rate database on July 1, 2020, following receipt of a June 30, 2020 letter providing significant guidance and directives from the FCC’s Wireline Competition Bureau (the “Bureau”). Among those directions, the Bureau directed USAC to provide an additional two months, until August 31, 2020, for interested parties to supplement the database with additional relevant rates. USAC announced on October 1, 2020 that it had incorporated those additional rates into the database.

On October 21, 2019, an appeal challenging the new method of setting rates for supported services was filed in the United States Court of Appeals for the District of Columbia Circuit, adding further uncertainty to the ultimate outcome of this proceeding. Similarly, the Company and several other parties have filed Petitions for Reconsideration of the FCC’s August 2019 Report and Order, asking the FCC to reconsider some of its changes to the rural healthcare rate-setting process. Among other changes, we asked the FCC to give the Bureau instead of USAC responsibility for creating the database; to provide more detailed guidance directing the Bureau to differentiate among broadband services based on additional service level, security, reliability, and other factors when creating the rural rate database; to make the rate database applicable only in cases where the rural health care provider received fewer than two competitive bids; and to set the rural rate cap, where applicable, based on the average rate, not the median, in the database. Both the action in the D.C. Circuit Court of Appeals and the Petitions for Reconsideration filed with the FCC remain pending.

We believe that USAC’s rural rate database, as currently constituted, is likely to have an adverse impact on our economic ability to continue to serve some of our rural healthcare customers. In particular, the rates established by the database would negatively impact our ability to continue to offer our full range of telecommunications services to rural healthcare providers supported by the Telecommunications Program in the more remote, higher-cost areas of the state. We have requested that the full FCC review USAC’s effort and associated guidance from the Bureau concerning the database, delay the effectiveness of the new rural rates, and direct the Bureau to implement the changes we requested in our Petition for Reconsideration. In two orders issued on January 19, 2021 and April 8, 2021, the FCC suspended the use of the urban and rural rate databases for Funding Years 2021 and 2022. In lieu of the database, while the waiver remains in effect, the Order authorizes support based on the most recent rural rate that the FCC has approved for the same service at the same healthcare facility within the past three funding years. In addition, we have flexibility to charge (1) a rate lower than the previously approved rate for the same or similar service to the same facility or one with the same or similar geographic characteristics or (2) the same or lower rate as previously approved but for a higher bandwidth service than in previous funding years at the same facility or one with the same or similar geographic characteristics. As an alternative, Telecommunications Program rural rates may be established under the previously applicable rate rules that were in effect through Funding Year 2020. As with the action in the D.C. Circuit Court of Appeals and the Petitions for Reconsideration, the other issues raised in our Application for Review remain pending.

We are unable to predict the outcome or eventual impact of the D.C. Circuit’s review of the FCC’s Order, or the FCC’s decision on our Petition for Reconsideration or our Application for Review, but these recent FCC orders offer a measure of short-term stability and predictability for our Telecommunications Program for the upcoming two funding years while those reviews continue.

USAC Audit of RHC Program Funding Requests

In addition to the prospective changes to the RHC program discussed above, the FCC and USAC have undertaken reviews of current and past funding requests. In June 2017, the Company received a letter from USAC’s auditors inquiring about past funding requests, all of which were previously approved by USAC. After clarifying the request, the Company responded to the auditors with the requested information through the remainder of 2017 and mid-way into 2018. Late in 2018, the auditors asked the Company to comment on some preliminary audit findings, and the Company responded with a letter dated December 21, 2018. After more than a year without further communication from the auditors, on February 24, 2020, the Company received a draft audit report from USAC that is described more fully in Note 20 “Commitments and Contingencies” in the Notes to Consolidated Financial Statements. The draft audit report alleges violations of the FCC’s rules for establishing rural rates and urban rates, the provisioning and billing of ineligible services and products, and violations of the FCC’s competitive bidding rules. The Company was invited to comment on this draft audit report and, as of September 1, 2020, we have provided USAC with extensive comments in response. Our comments seek correction of numerous factual and legal errors that we believe are contained in that report. In addition, the Company has had conversations with USAC’s auditors to discuss these perceived errors. As a result of these conversations and comments being submitted by the Company, USAC’s auditors may revise their findings, including the amounts they recommend USAC seek to recover. USAC’s auditors are expected to issue a final audit report incorporating the Company’s responses that will be sent to USAC’s Rural Health Care Division to review and determine if corrective action would be appropriate. In the event that the Company disagrees with USAC’s final audit report, the Company can appeal that decision to USAC’s Rural Health Care Division and/or the FCC. At this time, we cannot predict the contents or timing of the final USAC audit report, the outcome of the audit or the impact on our business, financial condition, results of operations, or liquidity.

FCC Inquiry into Company’s RHC Program Participation

The Company also received a Letter of Inquiry on March 18, 2018, from the FCC Enforcement Bureau requesting historical information regarding the Company’s participation in the FCC’s Rural Health Care program. In response, the Company produced voluminous records throughout 2018 and into the first quarter of 2019. On November 5, 2019, the Company received another letter from the FCC Enforcement Bureau requesting additional information, to which it responded on December 6, 2019. On January 22, 2020, the Company received an additional letter from the Enforcement Bureau seeking further information. In response, we produced additional records through February 1, 2021. As of the date of this Form 10-Q, the FCC’s Enforcement Bureau has not asserted any claims or alleged any rule violations. The Company continues to work constructively with the FCC’s Enforcement Bureau to provide it the information it is seeking. At this time, we cannot predict the outcome of the FCC Enforcement Bureau’s inquiry or the impact it may have on our business, financial condition, results of operations or liquidity.

Connect America Fund

The Transformation Order also replaced the FCC’s previous set of explicit high-cost universal service support mechanisms for price cap carriers, like Alaska Communications, with the Connect America Fund (“CAF”). While the previous mechanisms were focused on supporting a portion of the cost of providing voice telephone service, the CAF shifted that focus to expanding the availability of affordable broadband services. On October 31, 2016, the FCC released its order establishing the requirements of CAF Phase II (“CAF II”) for price cap carriers in Alaska, and specifically Alaska Communications, the only price cap carrier in Alaska. Under the CAF II order, we receive approximately $19.7 million annually through December 31, 2025, subject to explicit broadband deployment conditions.

We are continuing to work toward meeting our CAF Phase II obligations in a capital-efficient manner, including the delivery of broadband Internet access services meeting CAF Phase II requirements using a fixed wireless platform and DSL in some instances. On July 21, 2020, we announced that we now offer voice and broadband service meeting our CAF Phase II commitments to over 16,000 rural Alaskans. The Company is therefore more than halfway to the total number required by December 31, 2025 under CAF Phase II.

On March 12, 2021, the FCC granted our long-form application for 37 Priority Access Licenses to use mid-band spectrum in the 3.5-3.65 GHz band in ten Alaska boroughs. We were the high bidder for those licenses in FCC Auction 105, which closed in September 2020. We expect to use these new licenses to augment our fixed wireless broadband and other services in the Alaska markets they cover, including in pursuit of our CAF Phase II commitments.

Call Authentication

On December 30, 2019, Congress enacted the Telephone Robocall Abuse Criminal Enforcement and Deterrence (TRACED) Act. Among other things, the TRACED Act seeks to reduce the number of unwanted calls (“robocalls”) in which the calling party deceive the recipient by falsifying the Caller ID information to make it appear that the call is from someone the recipient knows or can trust. To do so, the TRACED Act directs the FCC to require all voice service providers to implement “STIR/SHAKEN” standards developed by the Internet Engineering Task Force (IETF) and the Alliance for Telecommunications Industry Solutions (ATIS) for authenticating and verifying caller ID information for calls carried in the IP portions of their networks, and implement an effective caller ID authentication framework in the non-IP portions of their networks. The law requires service providers to take these steps no later than 18 months from enactment.

On March 31, 2020, the FCC issued a Report and Order implementing this law by mandating that all voice service providers implement the STIR/SHAKEN framework in the Internet Protocol (IP) portions of their networks by June 30, 2021. In a related Notice of Proposed Rulemaking, the FCC sought comment on additional issues, including a potential extension of time for small providers that serve 100,000 or fewer voice service subscriber lines, which would include us. On October 1, 2020, the FCC released an Order granting small providers, as proposed, an extension of time to implement STIR/SHAKEN until June 30, 2023. In connection with that extension, we must put a “Robocall Mitigation Program” in place by June 30, 2021, establishing “reasonable” steps we are taking to avoid originating illegal robocalls and cooperate with the Industry Traceback Consortium to stop illegal robocallers, backed up by a certification filed with the FCC.

The FCC’s March 31, 2020 Notice of Proposed Rulemaking also sought comment on proposals for implementing the law with respect to “intermediate” providers of voice service, which, with respect to a call, is a provider that carries that call at any point, but neither originates nor terminates it. The FCC’s October 1, 2020 Order requires us, by June 30, 2021, in our role as an intermediate provider, to implement the STIR/SHAKEN authentication framework in the IP portions of our network, in general so that IP calls retain caller ID authentication information throughout the entire call path. Specifically, with certain exceptions, we must (a) pass any authenticated caller identification information received with a SIP call that originates from a different service provider, through to the subsequent provider; and (b) cooperate with the industry traceback consortium and respond promptly to traceback requests. We are currently in the process of implementing these requirements.

On July 17, 2020, the FCC released a further Report and Order concerning the blocking of illegal and unwanted robocalls before they reach consumers. To encourage the blocking of scam robocalls and maliciously spoofed telemarketing campaigns under the TRACED Act, the FCC adopted two safe harbors from liability for the unintended or inadvertent blocking of wanted calls. The first safe harbor protects phone companies from liability that use reasonable analytics, including caller ID authentication information, to identify and block illegal or unwanted calls. The second safe harbor protects providers that block call traffic from bad actor upstream voice service providers that pass illegal or unwanted calls along to other providers, when those upstream providers have been notified but fail to take action to stop these calls. The FCC has announced that these rules took effect on October 14, 2020.

Network Equipment

On March 12, 2020, the Secure and Trusted Communications Networks Act of 2019 was signed into law, prohibiting the use of federal universal service funds to obtain communications equipment or services from a company that poses a national security risk to U.S. communications networks. In addition, under the law, each communications provider must submit an annual report to the FCC regarding whether it has purchased, rented, leased, or otherwise obtained any prohibited equipment and, if so, provide a detailed justification for such action. The FCC has designated Huawei, ZTE and certain other manufacturers as companies that pose such risks. Currently, Alaska Communications believes that little or no equipment from those manufacturers is present in our network.

National Suicide Prevention Lifeline

On July 16, 2020, the FCC adopted a Report and Order designating the three-digit code “988” as the National Suicide Prevention Lifeline, and directed all service providers to enable use of that code to reach suicide prevention and crisis intervention services no later than July 16, 2022. There are 87 area codes across the country, including the “907” area code used throughout Alaska, where local calls may be dialed using seven digits, and where “988” is used as a three-digit telephone exchange prefix. To ensure that calls are not erroneously routed to the National Suicide Prevention Hotline when a user intends to dial a seven-digit call starting with “988,” the FCC required all 87 of the affected area codes to transition to ten-digit dialing for all calls during the transition period. As a result of these changes, Alaska Communications will need to upgrade and reprogram its switches throughout the state, and assist with consumer education efforts with respect to these new dialing patterns. As of April 24, 2021, Alaskans may start using ten-digit dialing as of April 24, 2021, and it will be required as of October 24, 2021. We are unable to predict with certainty that it will be possible to implement all of the necessary changes within the time required, or the effect of these changes on our business expenses and results.

Lifeline

Revenue generated from our lifeline customers represents less than 1% of our total revenue. The FCC’s Lifeline support mechanism today subsidizes the cost of voice services for low-income consumers, as well as broadband in CAF II locations.

The Consolidated Appropriations Act, 2021 appropriated $3.2 billion to create the “Emergency Broadband Connectivity Fund,” supplemented by a further $6 billion appropriated by the American Rescue Plan Act of 2021. As directed by the legislation, the FCC is using those funds to establish a new “Emergency Broadband Benefit Program” (“EBBP”). The EBBP will provide eligible low-income consumers and students with a monthly subsidy for the purchase of broadband Internet access service from service providers that elect to participate in the program, in addition to the existing benefit provided by the FCC’s Lifeline program. While the monthly subsidy is $50 in most of the nation, the EBBP will provide $75 monthly throughout the state of Alaska, which is encompassed within the statute’s definition of “Tribal lands.” On April 4, 2021, our election to participate in the EBBP was accepted by USAC, and we intend to offer our customers a wide array of EBBP-supported broadband services and rate plans. While we cannot predict the effect of the EBBP with certainty, we expect that it will help many of our customers afford broadband service, and may allow customers to sign up for new or upgraded broadband service. At the same time, there is currently no sustainable funding source for the EBBP, and we cannot predict what will happen to the EBBP once the existing appropriations are depleted.

E-Rate

The Company has provided telecommunications services, broadband Internet access services, and internal connections supported by the FCC’s Schools and Libraries Universal Service Support Mechanism (“E-rate”) for many years. E-rate support provides an invaluable means by which elementary and secondary schools in Alaska can afford those services, particularly in rural and remote, high-cost areas. Historically, E-rate has primarily supported services that connect eligible school buildings. The American Rescue Plan Act of 2021 provided additional support for remote learning, appropriating $7.171 billion to create the Emergency Connectivity Fund (“ECF”), which will support broadband services and eligible equipment used by students, school staff, and library patrons at locations other than a school or library. The FCC is in the process of implementing this statute, which appears to have superseded a similar petition filed in January 2021 by the Schools, Health & Libraries Broadband (“SHLB”) Coalition. ECF support could increase demand for our home broadband services, but also could increase the administrative burden and compliance risks associated with those services. We are unable to predict the impact of this legislation, if any, at this time.

Satellite Services

On February 16, 2018, the FCC granted our application for a license to operate a network of C-band satellite earth stations to be used to serve our customers that cannot be reached by terrestrial middle mile facilities. Under that license, we are authorized to use C-band spectrum on Eutelsat’s satellite, E115WB, for a term of 15 years. We have steadily expanded this network to serve over 40 sites, primarily in rural and remote areas of the state. We expect this approach to provide us with greater predictability and stability in the availability and cost of long-haul transport connectivity to our customers that must be served by satellite.

On March 3, 2020, the FCC released a Report and Order clearing the lower portion of that band (3.7-4.0 GHz) of virtually all satellite services in the 48 contiguous United States and the District of Columbia. The Report and Order allows continued use of that spectrum for satellite services in other areas of the nation, including Alaska, essentially preserving the status quo. As a result, the FCC’s decision has little to no effect on our authority to continue to offer C-band satellite communications services to our Alaska customers.

Acquisition by a newly formed entity owned by ATN International, Inc. and Freedom 3 Investments IV, LP

On January 20, 2021, we filed a series of applications seeking FCC approval for the transfer of control of our licenses and authorizations to ATN International, Inc. We have discussed those applications with the FCC staff, and, on February 16, 2021, the FCC issued a Public Notice seeking public comment on the proposed transaction. No comments or reply comments were filed, and we are continuing to work toward obtaining FCC approval to close this transaction.

State of Alaska Regulatory Matters

Alaska Universal Service Fund

The Alaska Universal Service Fund (“AUSF”) complements the federal Universal Service Fund, but is focused on obligations to meet intrastate service obligations.

In January 2018, the RCA opened a rulemaking to repeal the AUSF effective July 31, 2019 and sought comments and reply comments. A final order issued by the RCA on October 24, 2018 stopped short of repealing the AUSF but made changes to the distribution to be effective January 1, 2019, and capped contributions at 10% of intrastate telecommunications revenues. These changes resulted in shortfalls to carriers beginning in 2019. The RCA has announced its intent to open a new docket to consider further AUSF reforms in June 2021.

Telecommunications Modernization Act

In late December 2019, the RCA opened R-19-002 to consider the Alaska Telephone Associations Petition to revise the RCA’s regulation as a result of SB 83 or the Telecommunications Modernization Act. The comment and reply comment period ended February 3, 2020. The RCA continues to consider this matter.

AC Systems Group and ATN International, Inc. Joint Application

The RCA opened Docket U-21-003 to consider the joint application filed by ATN International, Inc. and Alaska Communications Systems Group, Inc. for ATN International, Inc. to acquire an indirect controlling interest in ACS of Alaska, LLC, ACS of Anchorage, LLC, ACS of Fairbanks, LLC, ACS of the Northland, LLC, ACS Long Distance, LLC, and Alaska Fiber Star, LLC. The RCA issued a public notice seeking comments on the application on January 22, 2021, and on February 8, 2021, issued an order establishing a schedule for completing its review of the application by July 19, 2021.

Business Plan Core Principles

Our results of operations, financial position and sources and uses of cash in the current and future periods reflect our focus on being the most successful broadband solutions company in Alaska by delivering the best customer experience in the markets we choose to serve. To do this we will continue to:

•	Create a Workplace That Develops Our People and Celebrates Success We believe an engaged workforce is critical to our success. We are deeply committed to the development of our people and creating opportunities for them.

•	Deliver an Exceptional Customer Experience We strive to deliver service as promised to our customers and make it right if our customers are not satisfied with what we delivered. We track virtually every customer interaction and we utilize the Net Promoter Score framework for assessing the satisfaction of our customers.

•	Augment and Expand Our Network Capabilities and Services Focusing on Efficient Delivery and Management We are moving toward higher efficiencies and improved customer experience through automation, new technology and expanded geographic service areas. Our network architecture is a simpler mix of our fiber backbone, supported with fixed wireless (“FiWi”), WiFi and satellite.

•	Relentlessly Simplify and Transform How We Do Business to Drive Operational Excellence We believe we must reduce waste, which is defined as any activity that does not add value to its intended customer. Doing so improves the experience we deliver to our customers. We make investments in technology and process improvement, utilize the LEAN framework, and expect these efforts to meaningfully impact our financial performance in the long-term.

•	Accelerate the Growth of Broadband and Managed IT Solutions that Create Market Differentiation We are building on strength in designing and providing new products and solutions to our customers.

We believe we can create value for our shareholders by:

•	Driving revenue growth through increasing business broadband and managed IT service revenues,
•	Improving our operating and cash flow performance through margin management, and
•	Careful allocation of capital, including selectively investing success-based capital into opportunities that generate appropriate returns on investments.

Revenue Sources by Customer Group

We operate our business under a single reportable segment. We manage our revenues based on the sale of services and products to the three customer categories listed below. Revenue in the following management’s discussion and analysis is presented by customer and product category, combining revenue accounted for under ASC 606 and other guidance.

•	Business and Wholesale (broadband, voice and managed IT services)
•	Consumer (broadband and voice services)
•	Regulatory (access services, high cost support and carrier termination)

Business and Wholesale

Providing services to Business and Wholesale customers generates the majority of our revenues and is expected to continue being the primary driver of our growth in the near term. Our business customers include large enterprises in the oil and gas industry, health care, education, Alaska Native Corporations, financial industries, Federal, state and local governments, and small and medium business. We were the first Alaska-based carrier to be Carrier Ethernet 2.0 Certified and are currently the only Alaska-based carrier certified for multipoint-to-multipoint services. This certification means that we meet international standards for the quality of our broadband services. We also offer IP based voice including the largest SIP implementations in the State of Alaska and are the first Microsoft Express Route provider in the state. We believe our network differentiates us in the markets we serve, because we prefer not to compete on price; but on the quality, reliability, customer service and the overall value of our solutions. Accordingly, we have significant capacity to “sell into” the network we operate and do so at what we believe are attractive incremental gross margins.

Business services have experienced significant growth and we believe the incremental economics of business services are attractive. Given the demand from our customers for more bandwidth and services, we expect revenue growth from these customers to continue for the foreseeable future. We provide services such as voice and broadband, managed IT services including remote network monitoring and support, managed IT security and IT professional services, and long-distance services primarily over our own terrestrial network. We are continuing our efforts to position the Company as the premier Cloud Enabler for business in the state of Alaska. Our wholesale customers are primarily in-state, national and international telecommunications carriers who rely on us to provide connectivity for broadband and other needs to access their customers over our Alaskan network. The wholesale market is characterized by larger transactions that can create variability in our operating performance. We have a dedicated sales team that sells into this customer segment, and we expect wholesale revenue to grow for the foreseeable future.

Consumer

We also provide broadband and voice services to residential customers, including residential homes and multi-dwelling units. Given that our primary competitor has extensive quad play capabilities (video, voice, wireless and broadband) we target how and where we offer products and services to this customer group in order to maintain our returns. Our focus is to leverage the capabilities of our existing network and sell customers our highest available bandwidth. Our primary competitive advantage is that we offer reliable internet service without data caps, while our competitor, with certain exceptions, charges customers or throttles customers’ speeds for exceeding given levels of data usage. We also continue to expand product and service offerings to this customer group and have implemented fiber fed WiFi and certain fixed wireless technology solutions for providing broadband, all of which is expected to provide a basis for continued growth in this market in 2021.

Regulatory

Regulatory revenue is generated from three primary sources: (i) access charges, which include interstate and intrastate switched access and special access charges, and cellular access; (ii) surcharges billed to the end user (pass-through and non-pass-through); and (iii) federal and state support. We provide voice and broadband origination and termination services to interstate and intrastate carriers. While we are compensated for these services, these revenue streams have been in decline and we expect them to continue to decline, although at a relatively predictable rate. In addition, as regulators have reformed traditional access charges, they have simultaneously implemented new end user surcharges that contribute to our revenue.

The following table summarizes our primary sources of regulatory revenue and their contribution to total revenue in 2020 (dollars in thousands).

Source	Description	2020 Revenue	As a % of Regulatory Revenue	As a % of Total Revenue
Access Charges
	Interstate and intrastate switched access are services based primarily on originating and terminating access minutes from other carriers. Special access is primarily access to dedicated circuits sold to wholesale customers, substantially all of which is generated from interstate services. Cellular access is the transport of local network services between switches for cellular companies based on individually negotiated contracts. Access charges have declined an average of approximately 11% annually over the past three years.	$3,418	8.3%	1.4%
Total Access Charges		$3,418	8.3%	1.4%

Surcharges
Pass-Through	We assess our customers for surcharges, typically on a monthly basis, as required by various state and federal regulatory agencies, and remit these surcharges to these agencies. These pass-through surcharges include Federal Universal Access and State Universal Access. These surcharges vary from year to year, and are primarily recognized as revenue, and the subsequent remittance to the state or federal agency as a cost of sale and service. The rates imposed by the regulators continue to increase. However, because the charges are only assessed on a portion of our services, and that portion continues to decline, we expect these revenue streams to decline over time as the revenue base declines.	$5,275	12.8%	2.2%

Other	Other non-pass-through surcharges are collected from our customers as authorized by the regulatory body. The amount charged is based on the type of line: single line business, multi-line business, consumer or lifeline. The rates are established based on federal or state orders. These charges are recorded as revenue and do not have a direct associated cost. Rather, they represent a revenue recovery mechanism established by the FCC or the Regulatory Commission of Alaska.	$9,882	24.0%	4.1%
Total Surcharges		$15,157	36.8%	6.3%

Federal and State Support
CAF II	In 2016, the FCC released the CAF Phase II order specific to Alaska Communications which transitioned from CAF Phase I frozen support to CAF Phase II. Funding under the new program generally requires the Company to provide broadband service to unserved locations throughout the designated coverage area by the end of a specified build-out period, and meet interim milestone build-out obligations. CAF II revenues are expected to be relatively stable through 2026.	$19,694	47.9%	8.2%

ENS	We are required by the State of Alaska to provide and maintain local services for retail and carrier-to-carrier telecommunication throughout certain local exchange facilities. Funds received from the State under the Essential Network Support ("ENS") program is to be used to fund capital expenditures or pay ongoing operation and maintenance expenses.	$2,873	7.0%	1.2%

Total Federal and State Support		$22,567	54.9%	9.4%

Total Regulatory Revenue		$41,142		17.1%

Total Revenue		$240,569

Executive Summary

The COVID-19 pandemic did not have a material impact on the Company’s revenue, operating income and cash flows in the first quarters of 2021 and 2020. Free or upgraded service with a total value of approximately $0.3 million was provided to certain customers in the first quarter of 2021.

Operating Revenues

Total revenue of $60.7 million increased $2.4 million, or 4.1%, in the first quarter of 2021 compared with the first quarter of 2020. Business and wholesale revenue increased $2.2 million reflecting a $1.3 million increase in total broadband revenue and a $1.2 million increase in equipment sales and installations. Rural health care revenue was $3.0 million and $3.3 million in the first quarters of 2021 and 2020, respectively. Consumer revenue of $9.2 million was up marginally year over year. Regulatory access revenue has stabilized subsequent to the reduction in AUSF support and increased $0.2 million, or 3.3%, from the first quarter of 2020.

Operating Income

Operating income of $3.0 million in the first quarter of 2021 declined $2.9 million compared with the first quarter of 2020. The growth in revenue was offset by higher operating expenses, including employee compensation, systems implementation and transaction and termination costs of $0.9 million. These items are discussed in more detail below.

Liquidity

We generated cash from operating activities of $16.7 million in the first quarter of 2021 compared with $22.4 million in the first quarter of 2020. This decline reflects higher cash receipts associated with accounts receivable and deferred revenue arrangements in 2020.

In the first quarter of 2021 and 2020, we invested a total of $11.3 million and $11.5 million, respectively, in capital, including capitalized interest and net of the settlement of items accrued in previous periods. Success based capital spending was $5.0 million in 2021 compared with $4.8 million in 2020.

Net debt (defined as total debt excluding debt issuance costs, less cash and cash equivalents) at March 31, 2021 was $147.2 million compared with $151.9 million at December 31, 2020. The decrease reflects cash generated from operating activities, partially offset by capital spending.

Other Initiatives

We have expanded our network to over 198,000 terrestrial and submarine fiber miles.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The following table summarizes our results of operations for the three-month periods ended March 31, 2021 and 2020. Revenue and the associated analysis are presented by customer and product category, combining revenue accounted for under ASC 606 and other guidance.

	Three Months ended March 31,
(in thousands)	2021	2020	Change	% Change
Revenue
Business and wholesale revenue
Business broadband	$16,242	$15,639	$603	3.9%
Business voice and other	7,137	7,236	(99)	-1.4%
Managed IT services	1,217	1,227	(10)	-0.8%
Equipment sales and installations	2,618	1,414	1,204	85.1%
Wholesale broadband	12,636	11,979	657	5.5%
Wholesale voice and other	1,121	1,288	(167)	-13.0%
Total business and wholesale revenue	40,971	38,783	2,188	5.6%

Consumer revenue
Broadband	6,945	6,692	253	3.8%
Voice and other	2,230	2,449	(219)	-8.9%
Total consumer revenue	9,175	9,141	34	0.4%

Total business, wholesale and consumer revenue	50,146	47,924	2,222	4.6%
Growth in broadband revenue	4.4%

Regulatory revenue
Access	5,599	5,418	181	3.3%
High cost support	4,923	4,924	(1)	0.0%
Total regulatory revenue	10,522	10,342	180	1.7%

Total operating revenues	$60,668	$58,266	$2,402	4.1%

Operating expenses:
Cost of services and sales (excluding depreciation and amortization)	27,366	27,114	252	0.9%
Selling, general and administrative	18,289	15,394	2,895	18.8%
Transaction and termination costs	923	-	923	NM
Depreciation and amortization	11,048	9,840	1,208	12.3%
Loss on disposal of assets, net	84	86	(2)	-2.3%
Total operating expenses	57,710	52,434	5,276	10.1%

Operating income	2,958	5,832	(2,874)	-49.3%

Other income and (expense):
Interest expense	(2,652)	(2,959)	307	-10.4%
Interest income	3	75	(72)	-96.0%
Other income, net	393	381	12	3.1%
Total other income and (expense)	(2,256)	(2,503)	247	-9.9%

Income before income tax expense	702	3,329	(2,627)	-78.9%

Income tax expense	(118)	(960)	842	-87.7%

Net income	584	2,369	(1,785)	-75.3%
Less net loss attributable to noncontrolling interest	(22)	(18)	(4)	22.2%
Net income attributable to Alaska Communications	$606	$2,387	$(1,781)	-74.6%

Operating Revenue

The COVID-19 pandemic did not have a material effect on the Company’s revenue in the first quarters of 2021 and 2020.

Business and Wholesale

Business and wholesale revenue of $41.0 million increased $2.2 million, or 5.6%, in the first quarter of 2021 from $38.8 million in the first quarter of 2020. Equipment sales and installations increased $1.2 million and wholesale broadband and business broadband revenue increased $0.7 million and $0.6 million, respectively. These increases were partially offset by marginal declines in business voice, wholesale voice and managed IT services. The increase in business broadband revenue was due primarily to an increase in average monthly revenue per user (“ARPU”) in the first quarter of 2021, partially offset by a decline in connections. Rural health care revenue was $3.0 million and $3.3 million and represented 4.9% and 5.6% of consolidated revenue in 2021 and 2020, respectively. While connections and ARPU serve as data points to support the analysis of period-over-period changes in revenue, they are not critical indicators utilized by the Company to manage the Business and Wholesale customer group.

Business and wholesale revenue include the amortization of deferred revenue for the three-month periods ended March 31, 2021 and 2020 as follows.

	Three Months Ended
	March 31,
	2021	2020
GCI capacity revenue	$511	$516
Other deferred capacity revenue	1,230	844
Total deferred capacity revenue	1,741	1,360
Other deferred revenue	1,042	997
Total	$2,783	$2,357

Consumer

Consumer revenue of $9.2 million in the first quarter of 2021 was up marginally from $9.1 million in the first quarter of 2020. Broadband revenue increased $0.3 million year over year primarily due to an increase in ARPU. Voice and other revenue decreased $0.2 million due to fewer connections, partially offset by an increase in ARPU.

Regulatory

Regulatory revenue of $10.5 million increased $0.2 million year over year due to higher access revenue.

Operating Expenses

Cost of Services and Sales (excluding depreciation and amortization)

Cost of services and sales (excluding depreciation and amortization) of $27.4 million increased $0.3 million, or 0.9%, in the first quarter of 2021 from $27.1 million in the first quarter of 2020 due primarily to higher network support costs and access charges, partially offset by lower circuit installation costs.

Selling, General and Administrative

Selling, general and administrative expenses of $18.3 million increased $2.9 million, or 18.8%, in the first quarter of 2021 from $15.4 million in the first quarter of 2020 due to higher employee compensation costs, systems implementation costs and a net increase in the provision for doubtful accounts receivable, in part due to the COVID-19 pandemic.

Transaction and Termination Costs

Transaction costs associated with the Merger Agreement of $0.9 million in the first quarter of 2021 consisted of attorney, financial advisory and other fees.

Depreciation and Amortization

Depreciation and amortization expense of $11.0 million increased $1.2 million, or 12.3%, in the first quarter of 2021 from $9.8 million in the first quarter of 2020. This increase was due primarily to the completion of various capital projects.

Other Income and Expense

Interest expense of $2.7 million in the first quarter of 2021 declined from $3.0 million in the first quarter of 2020 due to a lower average interest rate and reduced borrowing levels.

Income Taxes

Income tax expense and the effective tax rate in the first quarter of 2021 of $0.1 million and 16.8%, respectively, primarily reflects the effect of deductible stock exercises during the quarter. Excluding this item, the Company’s effective tax rate was 33.5% in the first quarter. Income tax expense and the effective tax rate in the first quarter of 2020 were $1.0 million and 28.8%, respectively.

Net Loss Attributable to Noncontrolling Interest

The net loss attributable to the noncontrolling interest of the AQ-JV was $22 thousand and $18 thousand in the first quarter of 2021 and 2020, respectively.

Net Income Attributable to Alaska Communications

Net income attributable to Alaska Communications of $0.6 million in the first quarter of 2021 compares with $2.4 million in the same period of 2020. The year over year results reflect the revenue and expense items discussed above.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

We satisfied our cash requirements for operations and capital expenditures in the first quarter of 2021 through internally generated funds and cash on hand. At March 31, 2021, we had $22.1 million of cash and cash equivalents, $1.3 million of restricted cash and $20.0 million available under our revolving credit facility.

Our major sources and uses of funds in the three months ended March 31, 2021 and 2020 were as follows.

	Three Months Ended
	March 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$16,710	$22,362
Capital expenditures	$(6,902)	$(7,463)
Change in unsettled capital expenditures	$(4,248)	$(3,759)
Repayments of long-term debt	$(2,265)	$(3,240)
Interest paid (1)	$(2,544)	$(2,919)

(1) Included in net cash provided by operating activities.

Cash Flows from Operating Activities

Cash provided by operating activities of $16.7 million in the first quarter of 2021 reflects net income excluding non-cash items (defined as cash provided by operating activities excluding changes in operating assets and liabilities) of $11.9 million, receipts associated with deferred revenue arrangements of $2.5 million, a $1.2 million reduction in accounts receivable and receipt of a $0.7 million grant from the Municipality of Anchorage which will be applied to certain customer accounts.

Cash provided by operating activities of $22.4 million in the first quarter of 2020 reflects net income excluding non-cash items of $12.9 million and a $6.8 million decrease in accounts receivable primarily associated with deferred revenue arrangements and rural health care customers

Cash Flows from Investing Activities

Cash used by investing activities of $11.3 million in the first quarter of 2021 consisted of expenditures on capital. Of $6.9 million incurred in 2021, $5.0 million was success based.

Cash used by investing activities of $11.5 million in the first quarter of 2020 consisted of expenditures on capital. Of $7.5 million incurred in 2020, $4.8 million was success based.

Our networks require the timely maintenance of plant and infrastructure. Future capital requirements may change due to impacts of regulatory decisions that affect our ability to recover our investments, changes in technology, the effects of competition, changes in our business strategy, and our decision to pursue specific acquisition and investment opportunities. We also engage in capital projects which may be pre-funded, in part, by the customer. Capital spending is typically higher during the second and third quarters. We intend to fund future capital expenditures primarily with cash on hand and net cash generated from operations.

Cash Flows from Financing Activities

Cash used by financing activities of $2.9 million in the first quarter of 2021 consisted primarily of principal payments on the 2019 Senior Credit Facility totaling $2.3 million.

Cash used by financing activities of $3.7 million in the first quarter of 2020 consisted primarily of principal payments totaling $3.2 million on the 2019 Senior Credit Facility, including a prepayment of $2.1 required due to the generation of excess cash flow in 2019.

Liquidity and Capital Resources

Consistent with our history, our current and long-term liquidity could be impacted by a number of challenges, including, but not limited to: (i) potential future reductions in our revenues resulting from governmental and public policy changes, including regulatory actions affecting inter-carrier compensation, changes in revenue from Universal Service Funds, and the timing of Rural Health Care Program funding receipts; (ii) servicing our debt and funding principal payments; (iii) the funding of other obligations, including our pension plans and lease commitments; (iv) competitive pressures in the markets we serve; (v) the capital intensive nature of our industry; (vi) our ability to respond to and fund the rapid technological changes inherent to our industry, including new products; (vii) funding of costs associated with the Merger Agreement; and (viii) our ability to obtain adequate financing to support our business and pursue growth opportunities.

We are responding to these challenges by (i) driving top line growth in broadband service revenues with a focus on business and wholesale customers; (ii) managing our cost structure to deliver consistent Adjusted EBITDA and Adjusted Free Cash flow performance; and (iii) prioritizing our capital spending.

The COVID-19 pandemic did not materially impact the Company’s cash flows in the first quarter of 2021. It has also not impacted the Company’s access to capital and financial resources, debt service and compliance with its debt covenants and overall liquidity through March 31, 2021. Management does not currently expect that it will have a material impact during the next twelve months. The Company has identified and implemented actions to proactively mitigate actual and potential impacts. This is a rapidly evolving situation and we cannot predict the extent or duration of the pandemic, its effects on the global, national or local economy and its longer-term effects on the demand for our products and services, operations, financial condition, results of operations or cash flows, which could be material. We will continue to closely monitor the situation and make the appropriate adjustments to our operations as required and appropriate.

In the first quarter of 2021, the Company and the Municipality of Anchorage entered into an agreement under which utility relief will be made available to certain of the Company’s residential and small business customers located in Anchorage. The program is supported by a grant from the Municipality of Anchorage. Funding totaling $0.7 million was received by the Company in the first quarter and will be applied to the accounts of customers who have experienced financial hardship related to the COVID-19 pandemic and meet other requirements, subject to certain terms and conditions.

Certain of our capital projects are prefunded, in part, by the customer to whom the associated services will be provided. We also enter into lease agreements, including for dark fiber, requiring significant long-term funding commitments. The leased fiber is typically subleased to our customers who, in some cases, prefund their payments to the Company.

As of March 31, 2021, total long-term obligations outstanding, including current portion, were $169.3 million, consisting of $166.6 million in term loans under our 2019 Senior Credit Facility and $2.7 million in capital lease and other obligations. As of March 31, 2021, we had $22.1 million in cash and access to the full amount of the $20.0 million revolving credit facility under our 2019 Senior Credit Facility. Certain deferred revenue lease arrangements for which cash was received in advance require future investments in capital to support the service to be provided.

The obligations under the 2019 Senior Credit Facility are secured by substantially all of the personal property and real property of the Company, subject to certain agreed exceptions. The 2019 Senior Credit Facility provides for events of default customary for credit facilities of this type, including non-payment defaults on other debt, misrepresentation, breach of covenants, representations and warranties, change of control, and insolvency and bankruptcy. The 2019 Senior Credit Facility contains customary representations, warranties and covenants, including covenants limiting the incurrence of debt, the payment of dividends and repurchase of the Company’s common stock.

Financial covenants as defined in the agreement are summarized below.

Maximum Net Total Leverage Ratio: The ratio of our (a) total debt, less unrestricted cash and cash equivalents held in pledged accounts, less cash drawn under the Delayed-Draw Term A Facility held for specified capital projects to (b) Consolidated EBITDA (as defined more specifically below) for the consecutive four fiscal quarters ending as of the calculation date. The maximum allowable net total leverage ratio is provided in the table below.

Period	Ratio
January 15, 2019 through March 30, 2020	3.50 to 1.00
March 31, 2020 through September 29, 2020	3.35 to 1.00
September 30, 2020 through June 29, 2021	3.25 to 1.00
June 30, 2021 through June 29, 2022	3.00 to 1.00
June 30, 2022 and thereafter	2.50 to 1.00

The actual net total leverage ratio was 2.50 at March 31, 2021.

Fixed Charge Coverage Ratio: The ratio of our (a) Consolidated EBITDA for the applicable period (as defined below) to (b) (i) the sum of, for the same period, consolidated interest expense, capital expenditures (with certain exceptions), long term indebtedness (with certain exceptions) required to be paid, capital lease obligations required to be paid, restricted payments, cash payments for income taxes, (ii) minus, for the same period, specified capital expenditures. The remaining applicable periods for purposes of calculating this ratio are the four consecutive fiscal quarters ending March 31, 2020 and thereafter. The minimum fixed charge coverage ratio is 1.10 to 1.00. The actual fixed charge coverage ratio was 1.37 at March 31, 2021.

Consolidated EBITDA, as defined in the 2019 Senior Credit Facility, is not a GAAP measure and is defined as consolidated net income attributable to Alaska Communications, plus (to the extent deducted in calculating net income) the sum of:

•	cash and non-cash interest expense;

•	depreciation and amortization expense;

•	income taxes;

•	other non-cash charges and expenses, including equity-based compensation expense;

•	the write down or write off of any assets, other than accounts receivable;

•	subject to limitation, fees, premiums, penalty payments and out-of-pocket transaction costs incurred in connection with the 2019 refinancing transactions;

•	non-cash cost of goods sold associated with certain projects;

•	subject to limitation, unusual, non-recurring losses, charges and expenses;

•	one-time costs associated with permitted acquisitions;

•	cost savings from synergies in connection with permitted acquisitions or dispositions;

•	certain costs required to be expensed in connection permitted acquisitions; and

•	investment losses of unconsolidated entities.

minus (to the extent included in calculating net income attributable to Alaska Communications) the sum of:

•	unusual, non-recurring gains on permitted sales or dispositions of assets and casualty events;

•	cash and non-cash interest income;

•	other unusual nonrecurring items;

•	the write up of any asset;

•	patronage refunds or similar distributions from any lender;

•	deferred revenue associated with certain projects; and

•	investment income of unconsolidated entities.

The Initial Term A Facility, Revolving Facility, Delayed-Draw Facility and Incremental Term A Loans bear interest at LIBOR plus 4.5% per annum.

The weighted average interest rate on the 2019 Senior Credit Facility was 5.80% at March 31, 2021.

Under the terms of the 2019 Senior Credit Facility, the Company is required to hedge interest payments on a minimum of $90.0 million, or 50%, of the outstanding principal. On June 28, 2019, the Company entered into interest rate swaps in the initial total notional amount of $135.0 million, effectively fixing the interest payments on 75% of the outstanding principle. Reference rate reform and the eventual transition from LIBOR-based interest rate expense is not expected to have a material effect on the Company’s interest expense, interest payments or liquidity.

As of March 31, 2021, the FCC had approved the Company’s cost-based rural rates for Funding Year 2020 (July 1, 2020 through June 30, 2021) and USAC had begun issuing funding commitment letters. Accounts receivable, net, associated with rural health care customers was $8.6 million and $7.8 million at March 31, 2021 and December 31, 2020, respectively.

OUTLOOK

We expect to see continued strength in business and wholesale revenues, led by broadband revenue and managed IT services, focused on the larger enterprise and carrier customer segments. These revenue increases are driven by continued demand for broadband as businesses migrate their IT infrastructure to the cloud, deployment of small cell networks, growth in managed IT services, investments by Federal agencies in long haul broadband infrastructure and continued progress in serving new school districts. Continued state of Alaska budget constraints and impacts from the COVID-19 pandemic may negatively impact these growth opportunities. We expect to see solid performance from our carrier and federal customers as well as opportunities in markets enabled by the North Slope networks. Driven by our network investments in fiber fed wifi, CBRS spectrum and fixed wireless, we expect to strengthen our competitive position serving small business and residential customers, including through the expansion of MDUs. Growth in these areas is expected to be somewhat offset by continued pressure in the rural health care program.

Additionally, we are focused on continued implementation of the CAF II program and expect to meet our obligations for 2021.

We also expect continued attention by our Board of Directors on the evaluation of value creating strategic opportunities that address our scale and geographic concentration issues.

We believe that we will have sufficient cash on hand, cash provided by operations and availability under our 2019 Senior Credit Facility to service our debt and fund our operations, capital expenditures and other obligations over the next twelve months. However, our ability to make such an assessment is dependent upon our future financial performance, which is subject to future economic conditions and to financial, business, regulatory, competitive entry and many other factors, many of which are beyond our control and could impact us during the time period of this assessment. See Item 1A. Risk Factors in our Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2020 for further information regarding these risks.

LEGAL

We are involved in various claims, legal actions, personnel matters and regulatory proceedings arising in the ordinary course of business and as of March 31, 2021, we have recorded litigation accruals of $2.1 million against certain of those claims and legal actions. Estimates involved in developing these litigation accruals could change as these claims, legal actions and regulatory proceedings progress. See also Part II, Item 1. Legal Proceedings.

HUMAN CAPITAL

Everything we do is only possible through our people. Our employees enable any and all initiatives to serve our customers and earn their business. We focus on and make investments in employee engagement to maximize the realization of an exceptional customer experience and maximize the effectiveness of our investments.

We depend on the availability of personnel with the requisite level of technical expertise in the telecommunications industry. Our ability to develop and maintain our networks and execute our business plan is dependent on the availability of technical engineering, IT, service delivery and monitoring, product development, sales, management, finance and other key personnel. Because our operations and customers are primarily based in Alaska, the recruiting and retention of employees can be challenging.

In response to the COVID-19 pandemic, the Company has established remote working arrangements, including work-from-home, for most of our administrative employees. Management has also implemented processes for frequent virtual interaction between individual employees and employee groups.

Our Collective Bargaining Agreement (“CBA”) with the IBEW, which is effective through December 31, 2023, governs the terms and conditions of employment for all IBEW represented employees working for us. The CBA has significant economic impacts on the Company as it relates to wage and benefit costs and work rules. We believe our labor costs are higher than our competitors who employ a non-unionized workforce. Work rules under the CBA limit our ability to efficiently manage our workforce and make the incremental cost of work performed outside normal work hours high.

As of March 31, 2021, we employed 555 regular full-time employees, 6 regular part-time employees and 3 temporary employees, compared with 564, 5 and 5, respectively at December 31, 2020. Approximately 54% of our employees are represented by the IBEW. Management considers employee relations to be generally good.

CRITICAL ACCOUNTING POLICIES AND ACCOUNTING ESTIMATES

We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations. For additional discussion on the application of significant accounting policies, see “Critical Accounting Policies and Estimates” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2020. These policies and estimates are considered critical because they had a material impact, or have the potential to have a material impact, on our financial statements and because they require significant judgments, assumptions or estimates.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the significant estimates affecting the financial statements are those related to the realizable value of accounts receivable and long-lived assets, the value of derivative instruments, deferred capacity revenue, legal contingencies, stock-based compensation and income taxes. As future events and their effects cannot be determined with precision, actual results may differ significantly from those estimates. Changes in those estimates will be reflected in the financial statements of future periods.

See Note 1 “Summary of Significant Accounting Polices” to the condensed consolidated financial statements for a description of recently adopted accounting pronouncements and recently issued pronouncements not yet adopted.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, the Company is not required to provide the information called for by this Item.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Quarterly Report on Form 10-Q, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934. Based on the evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that, as of the end of the period covered by this Quarterly Report on Form 10-Q, our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is (i) recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required financial disclosure.

Changes in Internal Control Over Financial Reporting

Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we have evaluated any changes in our internal control over financial reporting that occurred during the first quarter of 2021 and have concluded that there were no changes to our internal control over financial reporting that materially affect, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II.	OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

We are involved in various claims, legal actions, personnel matters and regulatory proceedings arising in the ordinary course of business. As of March 31, 2021, we have recorded litigation accruals of $2.1 million against certain current claims and legal actions. Other than as described above and as disclosed previously in Item 3. Legal Proceedings in our Annual Report on Form 10-K for the year ended December 31, 2020, we believe that the disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

ITEM 1A.	RISK FACTORS

There have been no material changes to the Company's risk factors as previously disclosed in Item 1A. Risk Factors in our Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2019.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Working Capital Restrictions and Other Limitations on the Payment of Dividends

Our 2019 Senior Credit Facility contains a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt and the payment of dividends. The 2019 Senior Credit Facility also requires that we maintain certain financial ratios.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

Exhibit Number	Exhibit Description	Location

2.1	Agreement and Plan of Merger, by and among the Company, Parent and Merger Sub., dated December 31, 2020	Exhibit 2.1 to Form 8-K (filed January 4, 2021)

31.1	Certification of William Bishop, President and Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith

31.2	Certification of Laurie Butcher, Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith

32.1	Certification of William Bishop, President and Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Furnished herewith

32.2	Certification of Laurie Butcher, Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Furnished herewith

101.INS	Inline XBRL Instance Document (the Instance Document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)	Filed herewith

101.SCH	Inline XBRL Taxonomy Extension Schema Document	Filed herewith

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	Filed herewith

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit 101)	Filed herewith

*	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Date: May 7, 2021	/s/ William Bishop
William Bishop
President and Chief Executive Officer
(Principal Executive Officer)

Date: May 7, 2021	/s/ Laurie Butcher
Laurie Butcher
Chief Financial Officer
(Principal Financial Officer)

Exhibit 31.1

Sarbanes-Oxley Section 302(a) Certification

I, William Bishop, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Alaska Communications Systems Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 7, 2021	/s/ William Bishop
William Bishop
President and Chief Executive Officer
Alaska Communications Systems Group, Inc.

Exhibit 31.2

Sarbanes-Oxley Section 302(a) Certification

I, Laurie Butcher, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Alaska Communications Systems Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 7, 2021	/s/ Laurie Butcher
Laurie Butcher
Chief Financial Officer
Alaska Communications Systems Group, Inc.

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Alaska Communications Systems Group, Inc. (the “Company”) on Form 10-Q for the period ending March 31, 2021 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William Bishop, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 7, 2021	/s/ William Bishop
William Bishop
President and Chief Executive Officer
Alaska Communications Systems Group, Inc.

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Alaska Communications Systems Group, Inc. (the “Company”) on Form 10-Q for the period ending March 31, 2021 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Laurie Butcher, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 7, 2021	/s/ Laurie Butcher
Laurie Butcher
Chief Financial Officer
Alaska Communications Systems Group, Inc.